UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Douglas Emmett, Inc.
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808 Wilshire Blvd., Suite 200, Santa Monica, California 90401
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 2, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc. will be held at Suite 200, 808 Wilshire Blvd, Santa Monica, California 90401 on June 2, 2016 at 9:00 a.m. local time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve on the Board of Directors until the 2017 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

3.	To approve the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan.

4.	To approve, in a non-binding advisory vote, our executive compensation.

5.	To transact such other business as may properly come before our Annual Meeting or any adjournments thereof.
Our Board of Directors has fixed the close of business on April 5, 2016 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting.
Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting and vote your shares of common stock in person, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. You may revoke your proxy by taking appropriate action at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan
Jordan L. Kaplan President and Chief Executive Officer
April 15, 2016

Important Notice Regarding the Availability of Proxy Materials for our 2016 Stockholder Meeting:
This proxy statement and our 2015 annual report to stockholders are available at www.douglasemmett.com/proxy.

808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held at Suite 200, 808 Wilshire Blvd, Santa Monica, California 90401 on June 2, 2016 at 9:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).
At our Annual Meeting, our stockholders may be asked to consider and vote upon the following proposals:

1.	To elect directors to serve on the Board of Directors until the 2017 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

3.	To approve the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan.

4.	To approve, in a non-binding advisory vote, our executive compensation.

5.	To transact such other business as may properly come before our Annual Meeting.
We have enclosed a form of proxy (also called a Proxy Card) for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders may vote the proxy in their discretion.
If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock in person, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your common stock is held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instructions you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, but may not vote your shares at all on the other matters brought before the Annual Meeting.
You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, either an instrument revoking that proxy or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 15, 2016. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2015 Annual Report on our website (at www.douglasemmett.com/proxy) for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on April 5, 2016 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, we had 147,383,520 shares of our common stock outstanding and an additional 25,434,587 operating partnership units outstanding. “OP Units” are limited partnership interests in our operating partnership which share equally in the distributions of our operating partnership and are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election.
Holders of our common stock (but not OP Units) are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum for the transaction of business at our Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of our common stock as of April 5, 2016, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon review of the most recent Schedule 13D and Schedule 13G filings as of April 5, 2016), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class(1)

Jordan L. Kaplan	14,842,329	9.3%
Kenneth M. Panzer	12,397,647	7.8%
Dan A. Emmett (3)	8,243,073	5.4%
Christopher H. Anderson	5,719,733	3.8%
Leslie E. Bider	210,405	*
Thomas E. O'Hern	80,405	*
William E. Simon, Jr.	30,237	*
Dr. David T. Feinberg	27,356	*
Kevin A. Crummy	2,336	*
Mona M. Gisler	—	*
Virginia A. McFerran	—	*
The Vanguard Group, Inc.(4) 100 Vanguard Blvd., Malvern, PA 19355	20,065,272	13.6%
BlackRock, Inc.(5) 55 East 52nd Street, New York, NY 10055	14,077,574	9.6%
Cohen & Steers, Inc.(6) 280 Park Avenue, 10th Floor, New York, NY 10017	13,719,087	9.3%
Vanguard Specialized Funds - Vanguard REIT Index Fund (4) 100 Vanguard Blvd., Malvern, PA 19355	10,017,090	6.8%
T. Rowe Price Associates, Inc.(7) 100 E. Pratt Street, Baltimore, Maryland 21202	9,358,565	6.3%
All officers, directors and nominees as a group (11 persons)	41,553,521	23.0%

____________________________________________________
*    Less than 1%
See notes to the table on the next page

1.
Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after April 5, 2016. The beneficial ownership in the table includes the following share equivalents:

Name	Options	OP Units	LTIP Units	Total

Jordan L. Kaplan	5,431,550	6,637,211	—	12,068,761
Kenneth M. Panzer	5,431,550	6,042,529	—	11,474,079
Dan A. Emmett	274,355	5,587,708	1,349	5,863,412
Christopher H. Anderson	—	3,409,687	3,022	3,412,709
Leslie E. Bider	—	57,383	3,022	60,405
Thomas E. O'Hern	—	23,335	3,022	26,357
William E. Simon, Jr.	—	17,215	3,022	20,237
Dr. David T. Feinberg	—	24,334	3,022	27,356
Kevin A. Crummy	—	—	—	—
Mona M. Gisler	—	—	—	—
Virginia A. McFerran	—	—	—	—

All officers, directors and nominees as a group	11,137,455	21,799,402	16,459	32,953,316
These share equivalents are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group as of April 5, 2016, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. "LTIP Units" are a separate series of units of limited partnership interests in our operating partnership which after certain events may be converted on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election.

2.
Mr. Emmett is the Chairman of our Board, Mr. Kaplan is our Chief Executive Officer ("CEO") and President and a Director, Mr. Panzer is our Chief Operating Officer ("COO") and a Director, Ms. Gisler is our Chief Financial Officer ("CFO") and Mr. Crummy is our Chief Investment Officer ("CIO"). Messrs. Anderson, Bider, O'Hern, Simon and Feinberg and Ms. McFerran are members of our Board.

3.
Mr. Emmett disclaims beneficial ownership of (i) 750,850 shares of common stock owned by the Emmett Foundation, a California tax-exempt charitable organization and (ii) 72,000 shares of common stock owned by certain trusts for Mr. Emmett's children of which Mr. Emmett is a trustee. Mr. Emmett also disclaims beneficial ownership of the following share equivalents: (i) except to the extent of his pecuniary interest therein, 337,288 OP Units owned by Rivermouth Partners, a California limited partnership and (ii) 810,126 OP Units owned by trusts for Mr. Emmett's spouse and children of which Mr. Emmett is a trustee.

4.
Based solely on information disclosed in the Schedules 13G/A filed with the Securities and Exchange Commission ("SEC") on February 11, 2016 by The Vanguard Group (“Vanguard”) and on February 9, 2016 by Vanguard Specialized Funds - Vanguard REIT Index Fund ("Vanguard Fund"). Such reports indicates that (a) Vanguard had the (i) sole power to vote or direct to vote 305,839 shares, (ii) shared power to vote or direct to vote 110,400 shares, (iii) sole dispositive power with respect to 19,851,787 shares and (iv) shared dispositive power with respect to 213,485 shares and (b) Vanguard Fund had sole voting power with respect to 10,017,090 shares.

5.
Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc., which reported that it had sole voting power with respect to 13,531,517 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

6.
Based solely on information disclosed in the Schedule 13G/A filed jointly with the SEC on February 16, 2016 by Cohen & Steers, Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&S Capital”), and Cohen & Steers UK Limited (“C&S UK”). C&S reported that it held a 100% interest in C&S Capital, an investment advisor registered under Section 203 of the Investment Advisors Act. Such report indicates that C&S had (i) beneficial ownership of 13,719,087 share, (ii) sole voting power with respect to 9,267,659 shares and (iii) sole dispositive power with respect to 13,719,087 shares, C&S Capital had (i) beneficial ownership of 13,439,901 shares, (ii) sole voting power with respect to 9,105,847 shares and (iii) sole dispositive power with respect to 13,439,901 shares, and C&S UK had (i) beneficial ownership of 279,186 share, (ii) sole voting power with respect to 161,812 shares and (iii) sole dispositive power with respect to 279,186 shares.

7.
Based solely on information disclosed in the Schedule 13G filed with the SEC on February 12, 2016 by T. Rowe Price Associates, Inc., which reported that it had sole voting power with respect to 1,082,066 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

ELECTION OF DIRECTORS
(Proposal 1)
Information Concerning Current Directors and Nominees
Our Board currently has nine members, all of whose terms expire at our Annual Meeting and all of whom are nominated for re-election to a term that will expire at our 2017 annual meeting of stockholders. Each of the nominees was nominated based on the assessment of our Governance Committee and our Board that he or she can make meaningful contributions to the oversight of our business and affairs, has a reputation for honesty and ethical conduct in his or her personal and professional activities and exhibits independence, experience and strong communication and analytical skills. Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members. As of March 31, 2016, the longest serving of our independent directors has served for 9 years, while the average period of service of our current outside Board members was about 5 years.

Name	Age	Title	Audit Comm	Comp Comm	Gov Comm

Dan A. Emmett	76	Chairman of our Board of Directors
Jordan L. Kaplan	55	Director, CEO and President
Kenneth M. Panzer	56	Director and COO
Christopher H. Anderson	73	Director		Member
Leslie E. Bider	65	Director	Member	Chair
Dr. David T. Feinberg	54	Director		Member
Virginia A. McFerran	52	Director			Member
Thomas E. O'Hern	60	Director	Chair		Member
William E. Simon, Jr.	64	Director	Member		Chair

Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. Mr. Emmett co-founded our original predecessor in 1971 and our immediate predecessor in 1991. Mr. Emmett is a member of the Board of Directors of Paramount Group, Inc. (NYSE:PGRE), a REIT which owns and operates office properties in New York, Washington and San Francisco, and is a member of three committees of the Board of the Paramount Group Inc., serving as Chairman of its Audit Committee. Mr. Emmett's personal family office is engaged in investment activities through various investment entities, none of which are affiliated with the Company. Mr. Emmett received his bachelor's degree from Stanford University in 1961 and his J.D. from Harvard University in 1964. Mr. Emmett was nominated as a result of his positions with our predecessor entities and his extensive knowledge of our operations and our market.
Jordan L. Kaplan. Mr. Kaplan has served as our CEO and President and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our CEO and his extensive knowledge of our operations and our market.
Kenneth M. Panzer. Mr. Panzer has served as our COO and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our COO and his extensive knowledge of our operations and our market.
Christopher H. Anderson. Mr. Anderson has served as a member of our Board since 2011. He joined one of our predecessors in 1972 and co-founded our immediate predecessor in 1991, where he served in a number of senior positions, including Executive Vice President, until his retirement in 2006. Mr. Anderson also worked in the financial industry at White Weld & Co. and Bank of America and was an officer in the United States Army. Mr. Anderson received his bachelor's degree from Stanford University in 1964. Mr. Anderson was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service with our predecessor.

Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Since 2008, he has been the Chief Executive Officer of PinnacleCare, a Private Health Advisory firm. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music and was a principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School. Mr. Bider was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of financial and accounting matters and his operating experience in several industries.
Dr. David T. Feinberg. Dr. Feinberg became a member of our Board in 2011; he resigned in September 2015 and was reelected in February 2016 after completing the transition to his new job. Dr. Feinberg is president and chief executive officer of Geisinger Health System, a physician-led health system. Dr. Feinberg previously served as chief executive officer of UCLA’s hospitals and associate vice chancellor of UCLA Health Sciences, as well as president of the UCLA Health System, after more than 20 years on the faculty at UCLA. He holds a bachelor’s degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University. Dr. Feinberg was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience as the chief executive officer of a major medical institution in our submarkets, including his experience as a tenant, his familiarity with the medical industry generally (one of our key tenant drivers) and his managerial expertise.

Virginia A. McFerran. Ms. McFerran has served as a member of our Board since 2015. Since 2014, Ms. McFerran has been the founder and owner of M Consulting, which specializes in assisting health technology companies with strategic issues, building technical and analytics teams and assessing information technology systems. From 2009 to 2014, Ms. McFerran served as Chief Information Officer of the UCLA Health system. Prior to joining UCLA, Ms. McFerran had been the Chief Information Officer of Weill Cornell Medical Center in New York and the Chief Information Officer of The Salk Institute, after having held technical leadership positions at The University of Washington and Microsoft Corporation. Ms. McFerran holds a bachelor's degree from University of Georgia and an M.S. from Seattle University. Ms. McFerran was nominated based on the entirety of her experience and skills, although the Governance Committee and Board specifically noted her familiarity with the medical and technology industries generally (two of our key tenant drivers) and her expertise in information technology and systems, which play increasingly critical role in our business.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern is Senior Executive Vice President, Chief Financial Officer and Treasurer of Macerich Company, a REIT specializing in retail real estate. Prior to joining Macerich in 1993, Mr. O'Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. and was with that firm from 1978 through 1984. Mr. O'Hern is on the U.S.C Marshall School of Business Board of Leaders. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his service as an executive at a large public commercial real estate company and his knowledge of financial and accounting matters.
William E. Simon, Jr. Mr. Simon, Jr., has served as a member of our Board since 2012. Mr. Simon is the co-chairman of William E. Simon & Sons, LLC, which he co-founded in 1988. The firm has built and manages a diverse investment portfolio, with holdings in real estate, private equity and fixed-income securities. From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently an Adjunct Assistant Professor at both the UCLA School of Law, as well as the Undergraduate Department of Economics in the UCLA College of Letters and Sciences. Additionally, Mr. Simon is also a visiting Professor of Practice at the University of Southern California. Mr. Simon holds a bachelor's degree in history from Williams College and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters.

Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed unrevoked proxy will be voted “FOR” the election of all of the nominees, unless the proxy otherwise directs. Instructions to withhold authority to vote will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 2)
Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2016. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast (except, due to NYSE listing rules, in the case of Proposal 3, where abstentions are treated as votes cast). In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADOPTION OF 2016 OMNIBUS STOCK INCENTIVE PLAN
(Proposal 3)
The Board of Directors is asking our stockholders to approve the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan (our "2016 Plan"). The 2016 Plan is designed to replace The Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan (our “2006 Plan”). Our 2006 Plan was adopted by our Board and approved by our stockholders prior to the consummation of our IPO in 2006 and was amended with the approval of our stockholders in 2009. Although approximately 14.8 million shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock remained available for future issuance under our 2006 Plan as of December 31, 2015, awards covering these shares may not be granted after October 2016.

If approved, the 2016 Plan will become effective as of the date stockholder approval is received. The 2016 Plan authorizes the grant of awards relating to up to 8.4 million shares of our common stock. No equity grants have been made or will be made under the 2016 Plan unless and until stockholder approval is received. Upon stockholder approval of the 2016 Plan, we will no longer be authorized to grant any additional awards under our 2006 Plan, although awards previously granted and outstanding under our 2006 Plan will continue to be governed by the terms of the 2006 Plan. We do not expect to make any awards under the 2006 Plan between the end of 2015 and the Stockholder's Meeting; however, if we do, those awards will reduce the shares available under the 2016 Plan as if those awards had been made under the 2016 Plan.

As set forth below, we use equity grants as a key part of the compensation for many of our employees, including our executive officers. We pay most (over 85% for our CEO and COO in 2015) of our senior executives' annual compensation in the form of restricted equity based on their performance during the current year. For other employees, the percentage is less, but generally still meaningful. These annual restricted equity grants vest over three years, are contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted and are subject to restrictions on transfer for two years after grant and, in the case of our executive officers, two years after vesting. Accordingly, none of the equity granted to our executive officers is restricted for less than two years, and some is restricted for at least five years after grant. This directly ties the value of the compensation for the grantees not only to our evaluation of their performance in the year of grant, but also to the ultimate total return to our stockholders over a multi-year period. The equity grants also function as "golden handcuffs" for the employees who receive them, by conditioning some of their compensation on their remaining employment by us over the vesting period.

The Board believes that approval of the 2016 Plan is critical to attracting and retaining well-qualified employees in a competitive labor market and that the 2016 Plan will provide a significant incentive for our employees, directors and consultants to increase the value of the company for all stockholders, which is essential to our long-term growth and success. The Board believes that the number of shares authorized under the 2016 Plan reflect an appropriate balance between providing us with the flexibility to continue our equity award program over a multi-year period and stockholder dilution considerations.

To permit us to continue to make equity grants after October 2016, our Board recommends that you approve Proposal 3.

Some Key Considerations Relating to Our 2016 Plan

•
No Single Trigger Change in Control Provisions. The 2016 Plan does not contain automatic vesting of outstanding awards upon a change in control. If we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2006 Plan, and may provide for the acceleration of vesting with respect to existing awards.

•	No Liberal Share Recycling. The 2016 Plan does not contain liberal share recycling provisions, either for full value or option awards.

•	3-Year Average Burn-Rate. During the last three years, we granted awards covering an average per year of approximately 0.5% of our outstanding common share equivalents.

•	Estimated Plan Duration. Based on issuances during the last three years, there would be enough shares under the 2016 Plan to last for approximately four to five years.

•
CEO's Grant Vesting Period. The equity awards received by our CEO during the last 3 years vest over 4 years after the commencement of the performance measurement period. In the case of incentive compensation determined with reference to the performance during a year, the vesting period is an additional three years when granted at the end of the performance period.

•	CEO's Proportion of Performance-Conditioned Awards. All of the equity awards received by our CEO during the last 3 years were awarded based on achievement of goals disclosed in our proxy statements.

•	No Repricing or Cash Buyout of Underwater Options. The 2016 Plan does not permit repricing or cash buyout of underwater options without stockholder approval.

•	No Undermarket Options or SARs. Options and SARs must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•
Appropriate Share Counting. “Full value” awards (such as restricted stock and deferred stock awards) are counted against the 2016 Plan maximum share limit as two shares (rather than one), while options and SARs are counted as one share. The full number of shares underlying each award are counted against the 2016 Plan maximum share limit, including any shares applied to the purchase of shares and/or payment of taxes and the full number of shares underlying SARs (rather than net shares issued).

•
Individual Limits. No more than 2,000,000 shares underlying options and no more than 1,000,000 shares under “full value” awards may be granted to any one participant in any calendar year. No more than $500,000 in value of awards may be provided to any non-employee director in any calendar year.

•
Clawback of Awards.  The Company will seek repayment or recovery, as appropriate, of any award paid to an executive officer of the Company (or to his or her spouse or beneficiary) to the extent overpaid as a result of financial results that must be restated and where the executive officer engaged in fraud or intentional misconduct related thereto.

•	Not Evergreen. Our 2016 Plan is not “evergreen;” awards may not be made under it after 2026.

•
Limited Transferability. Our Plans generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or entities.

Summary of the 2016 Plan.

The principal features of the 2016 Plan are described below. However, this summary of the 2016 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the 2016 Plan document, which is attached to this Proxy Statement as Exhibit A.

Administration. The 2016 Plan will be administered and interpreted by the Compensation Committee of our Board, which is comprised of three non-employee directors, each of whom meets the independence requirements imposed by the New York Stock Exchange, is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and is a “non-employee director” within the meaning of applicable federal securities laws. Subject to the provisions of the 2016 Plan, the Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, including the conditions for the vesting and exercisability of the award, and to accelerate the vesting or exercisability of any award.

Eligibility. All of our full-time and part-time officers, employees, directors and consultants will be eligible to participate in the 2016 Plan. All participants may receive all types of awards under the 2016 Plan, except that incentive stock options may be granted only to employees (including executive officers and directors who are also employees). The Compensation Committee determines which persons eligible to participate will receive awards and the terms of their individual awards.

On March 31, 2016, we had approximately 585 employees (including officers and directors who are also employees), six non-employee directors and fewer than 20 consultants who would have been eligible to participate in the 2016 Plan. The actual number of persons who will receive awards from time to time cannot be determined in advance because the Compensation Committee has the discretion to select the award recipients.

Maximum Shares Reserved. The maximum number of shares of our common stock available for issuance under the 2016 Plan will be 8.4 million. This includes the maximum number of shares that may be granted as incentive stock options under the 2016 Plan, which also will be 8.4 million.

Shares issued with respect to so called “full value” awards (such as Deferred Stock Awards, Restricted Stock Awards and LTIP Unit awards) granted under the 2016 Plan are counted against the 2016 Plan’s maximum share limit as two shares for every one share actually issued in connection with the award. Shares issued with respect to options and stock appreciation rights will be counted as one share. For example, if 100 shares of Restricted Stock are granted under the 2016 Plan, 200 shares will be counted against the 2016 Plan’s maximum share limit for that award.

The following rules will apply for counting shares against the maximum share limit under the 2016 Plan:

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Shares of stock underlying any awards that are forfeited, canceled or otherwise terminated (other than by exercise) will be added back to the shares of stock available for issuance under the 2016 Plan on the same basis (either two-for-one or one-for-one) as such shares were charged against the maximum share limit upon grant.

•	Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding will not be available for future issuance under the 2016 Plan.

•	Shares of stock and stock equivalents repurchased with any cash proceeds from option exercises will not be added back to the shares available for grant under the 2016 Plan.

•	Upon exercise of stock appreciation rights, the gross number of shares exercised will be deducted from the total number of shares remaining available for issuance under the 2016 Plan.

Individual Annual Maximums. No participant may be granted options and stock appreciation rights under the 2016 Plan during any calendar year relating to more than two million shares of stock. No “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code may be granted “full value” awards (such as Deferred Stock Awards, Restricted Stock Awards and LTIP Unit awards) that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code during any calendar year relating to more than one million shares of stock.

If an award is canceled, the shares subject to the canceled award will continue to be counted against the maximum number of shares for which awards may be granted to the recipient of the award in the year of grant, and any replacement award granted to such participant also will count against such limit.

In addition to the above limits, in order to provide a meaningful and specific limit on the compensation that may be provided to non-employee directors under the 2016 Plan, the maximum aggregate value of awards granted under the 2016 Plan to any non-employee director in any one calendar year may not exceed $500,000, as determined for our financial accounting purposes as of the date of grant.

Terms of Awards. The Compensation Committee will determine the types of awards to be granted from among those provided under the 2016 Plan and the terms of such awards, including the number of shares of our common stock or other securities underlying the awards; restrictions and vesting requirements, may be time-based vesting or vesting upon satisfaction of performance goals and/or other conditions; the exercise price for options and SARs, which may not be less than 100% of the fair market value of a share on the grant date; and, where applicable, the expiration date of awards, which for options and SARs may not be more than 10 years after the grant date.

Types of Awards. Our 2016 Plan provides the Compensation Committee with the authority to grant a variety of types of equity awards:

Incentive Stock Options or Non-Qualified Stock Options. Options entitle the participant to purchase shares of our common stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than 100% of the fair market value of our common stock on the date of the grant. The exercise price may be paid in cash, by the transfer of shares of our common stock meeting certain criteria, by the sale through a broker of a portion of the shares acquired upon exercise, by applying the value of a portion of the shares acquired upon exercise and issuing only the net balance of the shares, or by a combination of these methods. The participant has no rights as a stockholder with respect to any shares covered by the option until the option is exercised by the participant and shares are issued by us. Although we expect to grant only non-qualified stock options, our 2016 Plan permits the grant of options that qualify as an “incentive stock option” under the Internal Revenue Code.
Stock Appreciation Rights. SARs entitle the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date either in cash or in the form of shares of our common stock. For cash-settled SARs, the participant will have no rights as a stockholder. For stock-settled SARs, the participant will have no rights as a stockholder with respect to any shares covered by the SAR until the award is exercised by the participant and we issue the shares. SARs may be granted either in tandem with stock options or independently. SARs granted in tandem with options may be exercised only during the time that the related options may be exercised, and the number of SARs is decreased by the number of options exercised by the participant.

Restricted Stock and Deferred Stock Awards. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our common stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. In either case, the vesting conditions may be based on continued employment (or other service) with us and our affiliates and/or achievement of performance goals. Unless otherwise provided in the applicable award agreement, a participant granted restricted stock will have the rights of a stockholder for the common stock subject to restrictions, including voting and dividend rights, but not the right to sell or transfer the shares. A participant granted a deferred stock award does not have stockholder rights until shares are issued, if at all.
Dividend Equivalent Rights. Dividend Equivalent Rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our common stock. Dividend equivalent rights may not be granted on option shares or SARs.
Other Stock-based Awards. Other stock-based awards permitted under our 2016 Plan include awards that are valued in whole or in part by reference to shares of our common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.
LTIP Units. LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our common stock. LTIP Unit awards, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our common stock underlying the LTIP Unit award or other distributions from our operating partnership. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with OP Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with OP Units with respect to liquidating distributions. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero.

Performance-Based Awards. Vesting of awards under the 2016 Plan may be made subject to the satisfaction of financial criteria or other performance measures. Such performance conditions on awards to our CEO and certain of our other executive officers may be established and administered in accordance with the requirements of Section 162(m) of the Internal Revenue Code for awards intended to qualify as “performance-based compensation” that is not subject to the $1 million annual limitation under Section 162(m) of the Internal Revenue Code on the income tax deductibility of compensation paid to certain executives, which is described below under “Federal Tax Aspects - Tax Consequences to the Company.”

The specific performance measures listed in the 2016 Plan that the Compensation Committee may use in granting awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code are the following:

•	earnings before interest, taxes, depreciation and amortization

•	net income (loss) (either before or after interest, taxes, depreciation and/or amortization)

•	changes in the market price of our common stock

•	economic value-added

•	funds from operations or similar measures

•	sales or revenue

•	acquisitions or strategic transactions

•	operating income (loss)

•	cash flow (including, but not limited to, operating cash flow and free cash flow)

•	return on capital, assets, equity, or investment

•	stockholder returns

•	return on sales

•	gross or net profit levels

•	productivity

•	expense

•	margins

•	operating efficiency

•	customer satisfaction

•	working capital

•	earnings (loss) per share of common stock

•	sales or market shares

•	number of customers

As established by the Compensation Committee, these performance criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and may be measured at any organizational level specified by the Compensation Committee, including, but not limited to, the company, the Operating Partnership or a unit, division, group, or subsidiary of the company.

No Repricing. Without the prior approval of our stockholders, options and SARs granted under the 2016 Plan may not be amended to reduce the exercise price and may not be replaced or exchanged for an option or SAR having a lower exercise price.

Transferability of Awards. Awards under the 2016 Plan generally are not transferable by the participant other than by will or the laws of descent and distribution and are generally exercisable, during the participant’s lifetime, only by the participant. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the participant or the participant’s estate or legal representative or guardian. The Compensation Committee has discretion, however, to permit the transfer of awards other than incentive stock options to a participant’s immediate family members or to trusts or partnerships for their benefit.

Adjustments and Substitute Awards. The aggregate and individual share limits and the number and kind of shares available under the 2016 Plan, and the shares subject to any outstanding awards, as well as the exercise or purchase prices of such awards, are subject to adjustment in the event of certain reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock or the number or kind of shares outstanding.

In the event we acquire another entity, the 2016 Plan provides for the issuance of substitute equity awards for existing equity compensation of the acquired company, which do not count against the 2016 Plan aggregate share limit.

Corporate Transactions. If the company is dissolved or liquidated, or undergoes a change in control, which includes certain corporate transactions such as a merger, reorganization or consolidation resulting in a change in majority ownership, a sale of substantially all of our assets, or a sale of more than 50% of our stock, then the 2016 Plan and all awards under it will terminate unless provision is made for the assumption, substitution or other continuation of outstanding awards. Options and SARs that are not assumed, substituted or otherwise continued will become exercisable upon such event and terminate if not exercised; provided, however, that we may provide or for the cash out or exchange of such awards for stock or other property in connection with such an event. The Compensation Committee, in its discretion, may accelerate the vesting and/or exercisability of any awards upon such an event.

Clawback of Awards. Awards granted to an executive officer of the Company or to his or her spouse or beneficiary under the 2016 Plan will be subject to recovery or clawback if the Committee later determines that financial results used to determine the amount of that award must be materially restated and that the executive officer engaged in fraud or intentional misconduct related thereto. In addition, the Committee may provide that any award, including any shares subject to or issued under an award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

Amendment and Termination. The Board may amend or terminate the 2016 Plan at any time, provided that any such amendment or termination may not adversely affect any awards then outstanding without the participant’s consent. Material amendments of the 2016 Plan will be subject to stockholder approval, including amendments for which stockholder approval is required by applicable laws, regulations or stock exchange rules. Unless terminated earlier by the Board, no grants will be made under the 2016 Plan after June 1, 2026.

Federal Tax Aspects
The following is a general discussion of certain U.S. federal income tax consequences relating to certain of the awards that may be issued under the 2016 Plan, based on U.S. federal income tax laws in effect on the date of this Proxy Statement. This discussion is general in nature only, and is not intended to be specific income tax advice on which we or any participant will rely. This summary does not describe all of the possible federal income tax consequences that could result from the acquisition, holding, exercise or disposition of any award or of any shares of common stock received pursuant to any award granted under the 2016 Plan, and it does not describe any state, local or foreign tax consequences or any gift, estate or excise tax consequences.

Tax Consequences to Participants.
Incentive Stock Options. A participant will not recognize income upon the grant of an option intended to be an incentive stock option. Furthermore, a participant will not recognize ordinary income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements, although the exercise may be subject to alternative minimum tax. To satisfy the employment requirement, a participant must exercise the option not later than three (3) months after he or she ceases to be our employee (one (1) year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the shares acquired upon exercise of the incentive stock option for more than two (2) years from the grant of the option and more than one (1) year after the shares are transferred to him or her. If these requirements are satisfied, a participant will be taxed on the difference between his or her basis in the shares and the net proceeds of the sale at capital gain rates on the sale of the shares.
If the employment requirement is not met, the option will be taxed as a non-qualified stock option at time of exercise. If a participant disposes of shares of our common stock acquired upon the exercise of an incentive stock option without satisfying the holding period requirement, that participant generally will recognize ordinary income as of the date of disposition equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the selling price and the exercise price.
Non-Qualified Stock Options. In general, a participant will not recognize income at the time an option is granted. At the time of exercise of the option, the participant will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares of our common stock on the date of exercise. At the time of the sale of the shares of our common stock acquired pursuant to the exercise of an option, appreciation in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain, and depreciation in value will be treated as short-term or long-term capital loss, depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if the participant has satisfied applicable holding period requirements.
Stock Appreciation Rights. In general, a participant will not recognize income at the time a stock appreciation right is granted. Upon exercise of the right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price, whether such amount is payable in cash or in shares of common stock. If the participant receives such excess value in common stock, any additional gain or any loss recognized upon later disposition of any shares received on exercise will be capital gain or loss.
Restricted Stock and Deferred Stock Awards. The federal income tax consequences of restricted stock and deferred stock awards will depend upon the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if restricted stock is granted subject to a “substantial risk of forfeiture” (for example, conditioned upon the future performance of substantial services by the participant) and is nontransferable, the participant will not have taxable income upon the grant of restricted stock. Instead, at the time the participant holds stock or other property free of any substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income equal to the fair market value (on that date) of the shares or other property less any amount paid. Alternatively, the participant may elect under Section 83(b) of the Code to include as ordinary income in the year of grant of restricted stock, an amount equal to the fair market value (on the grant date) of the restricted stock less any amount paid. In general, a participant will not recognize taxable income from a deferred stock award until the participant receives shares of common stock or other property pursuant to the deferred stock award, free of any substantial risk of forfeiture.
Tax Withholding. Ordinary income recognized on exercise of non-qualified stock options and stock appreciation rights and on vesting of restricted stock and payment of deferred stock awards is subject to income and employment tax wage withholding, unless the participant is a non-employee director or consultant. The Compensation Committee may allow a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by payment in cash, withholding from the participant’s other compensation, electing to have shares withheld, and/or delivering to us already-owned shares of our common stock.
Section 409A. A participant receiving an award that is subject to, but fails to comply with, the deferred compensation requirements of Section 409A of the Internal Revenue Code (“Section 409A”) may be subject to a penalty tax of 20% of the income from such award plus interest charges, in addition to ordinary income tax. Failure to comply with Section 409A also may result in an acceleration of the timing of income taxation of such awards. Awards granted under the 2016 Plan are intended to be exempt from or to comply with the rules of Section 409A.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income as described above, we will generally be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.
Section 162(m) Limitation. Section 162(m) of the Internal Revenue Code and the regulations thereunder contain special rules regarding the federal income tax deductibility of compensation paid to our CEO and to certain of our other executive officers. The general rule is that compensation paid to any of these specified executives is deductible only to the extent that it does not exceed $1 million in any tax year. However, certain compensation is exempt from this $1 million limitation on deductibility if such compensation qualifies as “performance-based compensation.” One of the requirements to qualify as performance-based compensation is that the compensation must be paid pursuant to a plan for which the material terms of the plan have been approved by stockholders. Provided that the 2016 Plan is approved by our stockholders, we believe that options and stock appreciation rights granted under the 2016 Plan should be considered to be performance-based for this purpose, and consequently any deduction available to us as discussed above would not be limited by Section 162(m) of the Internal Revenue Code. Restricted Stock, Deferred Stock Awards, LTIP Units and other Stock-Based Awards will be exempt from this $1 million limitation on deductibility only if the vesting of such awards is based on the satisfaction of performance criteria approved by our stockholders. The performance measures listed above are included in the 2016 Plan and subject to stockholder approval as part of the 2016 Plan so that full share awards may be made under the 2016 Plan that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee, in its discretion, still may grant awards under the 2016 Plan to executive officers that do not qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Additionally, there can be no assurance that any awards under the Plan that are intended to qualify as Performance-Based Compensation will so qualify.
Stockholder Dilution Considerations

To protect stockholder interests from the potential dilutive impact of equity awards, we actively manage our equity plan resources as effectively as possible. During the last three years, we granted awards covering an average per year of approximately 0.5% of our outstanding common share equivalents, and we do not expect our future run rates to average significantly more than that.

We anticipate that the 8.4 million shares under the 2016 Plan will give us flexibility to grant equity awards for approximately four years, accommodating anticipated grants relating to the hiring, retention and promotion of employees and for the compensation of non-employee directors and consultants. However, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are subject to award grants in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of our common stock (because higher stock prices generally require that fewer shares be issued to produce awards of a given grant date fair value, all else being equal), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, the extent to which vesting conditions applicable to equity-based awards are satisfied, the need to attract, retain and incentivize key talent, the type of awards we grant, and how we choose to balance total compensation between cash and equity-based awards.

The inclusion of this information in this Proxy Statement should not be regarded as an indication that the assumptions used to determine the number of shares will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics with respect to certain equity-based awards, the extent of option exercise activity, and others described in our Form 10-K for the year ended December 31, 2015.

Plan Benefits

The future benefits or amounts that would be received under the 2016 Plan are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if the 2016 Plan had been in effect cannot be determined. However, we expect that future awards under the 2016 Plan will be granted in a manner substantially consistent with the historical grant of awards under the 2006 Plan. All grants made in 2015 under the 2006 Plan to named executive officers are disclosed in the Summary Compensation Table. For information regarding the size and structure of these awards in the past, please see the disclosures in this Proxy Statement under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End Table.”

Market Value of Underlying Securities

Our common stock underlies all of the options, LTIP Units and other rights to be awarded under the 2016 Plan. The market value of our common stock at the close of trading on March 31, 2016 was $30.11 per share.

Required Vote

The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast, however, unlike Proposals 2 and 4, due to NYSE listing rules for approval of equity compensation plans, abstentions are treated as votes cast. Accordingly, for purposes of Proposal 3, abstentions will have the effect of a vote “AGAINST” the proposal.

Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF OUR 2016 OMNIBUS STOCK INCENTIVE PLAN.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 4)
We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our executive officers' compensation. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the Compensation Discussion and Analysis section):
First, we tie the compensation of our executive officers directly to their performance (“pay for performance”):

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Strong Link Between Pay and Performance. At the beginning of each year, our Compensation Committee approves written Operating and Financial Goals, as well as a target for our Funds From Operations ("FFO"), which we then disclose in our proxy statement. At the end of each year, our Compensation Committee determines our executives' compensation based on the achievement of those goals, our financial results (in the form of FFO) as well as our acquisitions, dispositions and development and redevelopment activities during the year and (when appropriate and disclosed) other factors.

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System Overwhelmingly Approved by our Stockholders. We developed this system in 2012 after consultation with our stockholders, and 99% of our participating stockholders approved this revised compensation approach at the following annual meeting in 2013. Each year thereafter, we have met or talked with most of our major stockholders at least once a year, and generally more often, and engage with them on any thoughts they have on our compensation approach or implementation. We also review and consider any comments from analysts or stockholder advisory services.

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Benchmarking of Pay. We benchmark our executive officers against a benchmark group of 13 public companies selected by our Compensation Committee with the advice of an independent compensation consultant and includes: (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom DEI competes for talent. Our Benchmark Group in 2015 was the same as it was in 2014, except that BioMed Realty Trust was removed due to its announced acquisition and replaced by Paramount Group, Inc. (a recent office REIT IPO).

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Most Pay Dependent on Performance. In 2015, the base salary of our CEO represented less than 15% of his expected annual compensation, with the remaining 85% (none of which is guaranteed) determined at the discretion of our Compensation Committee after the end of the year based on performance during the year. We provide very limited perquisites for our executive officers, including no pension benefits beyond participation in our 401(k) plan on the same basis as our other employees. Our Compensation Committee believes that the equity should generally be granted at the end of the performance period after evaluating performance during the measurement period; consequently, we do not generally grant equity at the beginning of the measurement period. This also avoids the difficulty of specifying forfeiture conditions in the equity grant. In 2015, all equity grants to our CEO and COO were based on their performance; they did not receive any guaranteed multi-year awards.

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Pay Largely in Restricted Equity. We pay most (over 85% for our CEO and COO in 2015) of our senior executives' compensation in the form of restricted equity based on their performance during the current year. Those grants vest over three years, are contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted, and are subject to restrictions on transfer for two years after vesting. Accordingly, none of the equity granted to our executive officers is restricted for less than two years, and some is restricted for at least five years, after grant. This directly ties the value of the compensation for our executive officers not only to our evaluation of their performance in the year of grant, but also to the ultimate total return to our stockholders over a multi-year period.

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Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. On March 31, 2016 our executive officers and directors held approximately 19% of our outstanding share equivalents (common stock, OP Units and LTIP Units, but not including options), with a market value of $977 million based on the closing price of our stock on March 31, 2016. Each of our executive officers and directors is in compliance with our share ownership and retention policy (described below in “Corporate Governance-Equity Ownership Guidelines”).

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Reasonable Employment Provisions. The employment agreements for our executive officers do not contain (i) any "single trigger" change of control provisions in any employment provisions; (ii) any severance multipliers in excess of three times; or (iii) any excise tax gross-ups. They do include a provision requiring repayment of any overpayment of compensation following a restatement of our financial statements. We also prohibit hedging transactions in, or (without the specific approval of our Audit Committee, which did not grant any such approvals in 2015) pledging of our securities by our executive officers and directors.

Second, our Compensation Committee fairly implemented this approach for 2015:
Our Compensation Committee concluded that our CEO's performance in 2015 was excellent, and met or exceeded expectations with respect to most of the goals adopted by the Committee in early 2015.

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Fundamentals. During 2015, we increased net effective office rents throughout our office portfolio and raised multifamily asking rents an average of 3.5%. Our multifamily portfolio remained fully leased. We increased the leased percentage of our office portfolio by 40 basis points and our office occupancy by 60 basis points. Based on external estimates, the leased rate of our office portfolio at December 31, 2015 exceeded the average Class A office leased rate in our submarkets by approximately 400 basis points, a strong achievement since we represent about a quarter of those markets.

•	Excellent G&A Control. In 2015, our G&A represented 4.8% of our revenues, significantly less than the average of 6.6% for a benchmark group of Central Business District (CBD) office REITs.[1]

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Excellent Capital Control. In 2015, our recurring capital expenditures and tenant improvements represented 8.5% of our revenues, significantly less than the average of 11.8% for a benchmark group of CBD office REITs.

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Excellent Tenant Service. Tenant service is key in handling our very large number of small, affluent tenants. In our annual survey of all of our tenants (to which almost 1400 tenants responded), our overall tenant satisfaction score remained very high at 4.44 out of 5.

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Strong Sustainability Program. During 2015, we implemented a new software package that utilizes predictive and real time data from the utility companies’ meter data to automatically identify buildings with high energy peak usage so we can adjust our equipment to save energy. We added automatic Energy Management systems at three more properties (bringing our total to fifty-three properties), and retrofitted a large parking garage with LED lighting to serve as a pilot for our portfolio. In 2015, even with increased average occupancy and heating and cooling requirements up (cooling “degree days” rose by an average of 2.5% at the measuring stations for our Los Angeles submarkets and heating degree days rose by an average of 20%), we lowered our utility costs by 5.3%. At year end, over 90% of our eligible office space was ENERGY STAR certified by the EPA, with energy efficiency in the top 20% of buildings nationwide.

•	FFO. For 2015, we achieved $1.63 in FFO per share, an increase of 5.8% from 2014, and above the target of $1.60 per share set by our Compensation Committee at the beginning of the year.

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Acquisitions. Our Compensation Committee determined that the acquisition that we completed in 2015, and the portfolio acquisition on which we reached agreement in December, were well negotiated and executed. Our Compensation Committee supported our decision not to dispose of any properties during 2015.

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Financings. We closed $1.1 billion of loans in 2015 at an average interest rate below 2.8%, thus obtaining permanent financing for our recent acquisitions and refinancing our $100 million of residential loans due in 2016 and 2017 and our $400 million loan due in 2017 (and, in addition, we started to refinance our 2018 maturities).

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Good Long Term Total Shareholder Return. Although we do not explicitly consider our total shareholder return ("TSR") as part of our compensation decision for the reasons discussed below, our independent compensation consultant provided data on it for our Compensation Committee. In 2015, our one year TSR (at about 13.1%), put us in the 85th percentile of our Benchmark Group. We have also achieved excellent results over the longer term, which our Compensation Committee believes is especially important in our industry: our five year TSR was the best of our Benchmark Group and our TSR since our IPO in 2006 was at the 88th percentile of our Benchmark Group.

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(1) The REITS included in this group are Boston Properties, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, SL Green Realty Corp., Vornado Realty Trust and Paramount Group, Inc.

Based on these factors, our Compensation Committee increased our CEO and COO's total earned compensation(2) in 2015 compared to 2014 by 2.2%. The Compensation Committee did not increase the 2016 base salaries for any our executive officers.

Required Vote

As an advisory vote, the vote on this proposal is not binding upon us, our Board, or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, and our Board, both value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for executive officers. Abstentions and broker non-votes will not be counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” Proposal 4.

Board Recommendation:
For all of these reasons, our Board recommends a vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4.

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(2) Our Compensation Committee believes the compensation impact of multi-year grants should be included in the year earned (vested) rather than all being included in the year of grant. Traditionally, about 15% of the compensation of our CEO and COO have been in the form of grants of equity every four years and vesting over the next four years. We made such grants in 2006 and 2010. However, our Compensation Committee did not award any multi-year grants to our CEO and COO in 2014, but instead determined that, starting in 2015, all of their equity grants would be performance based, with the amount granted reflecting the Compensation Committee's evaluation of the performance of the officer during that year (as noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non-performance.) As shown in more detail in the second table under "Summary Compensation Tables", reallocating the multi-year grants to the year earned from the year of grant produces total compensation trends for our CEO as follows:

Year	Total Allocated Compensation	Percentage Change from prior Year
2013	$7,781,243	0.1%
2014	$7,377,493	(5.2)%
2015	$7,541,457	2.2%

EXECUTIVE OFFICERS

Name	Age	Title

Dan A. Emmett	76	Chairman of the Board of Directors
Jordan L. Kaplan	55	CEO and President
Kenneth M. Panzer	56	COO
Kevin A. Crummy	50	CIO
Mona M. Gisler	42	CFO
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Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Election of Directors (Proposal 1) - Information Concerning Current Directors and Nominees”.
Kevin A. Crummy. Kevin A. Crummy is our CIO. Prior to joining us in 2014, Mr. Crummy spent 20 years at Eastdil Secured, a real estate investment banking company which provided brokerage services to us. Mr. Crummy was a Managing Director responsible for sales and recapitalizations in Los Angeles, Hawaii and other major West Coast markets, and also led the Eastdil Secured team that sourced Asian based capital for real estate transactions in the United States and Europe. Mr. Crummy holds a Bachelor of Business Administration and a Master of Science in Real Estate and Urban Land Economics from the University of Wisconsin School of Business.

Mona M. Gisler. Mona M. Gisler is our Chief Financial Officer. Prior to joining us in 2014, Ms. Gisler spent 19 years at Deloitte & Touche LLP, where she was a partner in the real estate practice.  Ms. Gisler, a Certified Public Accountant, holds a Bachelors of Science in Business Administration- Accountancy from California State University, Long Beach.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines, which are available on our website at www.douglasemmett.com/governance. Our Board adopted these guidelines to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession.
Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than seven years unless that limit is waived by our Governance Committee. Our Governance Committee has waived this rule with respect to the continued service of Messrs. Bider and O'Hern after determining that their continued service is in the best interests of the Company and noting that the average tenure of our non-employee board members is only about 5 years. In addition, our Governance Committee considered the fact that Mr. Emmett is over our standard retirement age of 75, but determined that his service on the Board continues to benefit our business.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees (including our CEO and CFO), embodies our principles and practices relating to the ethical conduct of our business, and our commitment to honesty, fair dealing and compliance with laws. Our Code of Business Conduct and Ethics is available at www.douglasemmett.com/governance. If we make any amendments to this code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this code to our CEO, CFO or Principal Accounting Officer, we will disclose the nature of any such amendment or waiver to the code, its effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Equity Ownership Guidelines
Our Board has adopted a policy to encourage our executive officers and directors to reach target equity ownership levels (through a combination of common stock, OP Units, and/or LTIP Units) within five years of their becoming subject to the policy, equal to the lesser of a multiple (based on fair market value of the equity at each year end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Share Equivalents	Multiple of Salary/retainer

CEO	200,000	4x
Other executive officers	50,000	3x
Directors	10,000	3x

In addition, our directors and senior executives are restricted from selling or transferring equity compensation for a minimum of two years and as many as seven years after grant.
As of March 31, 2016, each of our directors and executive officers owned at least 9,000 share equivalents (including common stock, OP Units and LTIP Units, but not including options), and all were in compliance with the applicable standards. As of March 31, 2016, our directors and executive officers owned an aggregate of approximately 32.5 million share equivalents (including common stock, OP Units and LTIP Units, but not including options) with a market value of $977 million based on the closing price of our stock on March 31, 2016.
Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the independence standards set forth in the New York Stock Exchange (“NYSE”) rules. Our director independence standards are available on our website at www.douglasemmett.com/governance. Based on these standards, our Board determined that each of Christopher H. Anderson, Leslie E. Bider, Dr. David T. Feinberg, Thomas E. O'Hern, Virginia A. McFerran and William E. Simon, Jr. is independent.

Board Leadership Structure
Our Board currently separates the role of Chairman of the Board from the role of our CEO. In addition, our Corporate Governance Guidelines designate the chairperson of our Governance Committee as our lead independent director, responsible for matters such as presiding over the executive meetings of our independent directors. Our Board believes that this structure combines accountability with effective oversight. This structure also gives us the continued benefits of the experience and knowledge of our Chairman, who has been overseeing our operations and those of our predecessors for over 40 years and is one of our largest equity owners. It also provides a single independent director with responsibility for coordinating the actions of our independent directors.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our senior management and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Board oversees an annual review of the potential impact of risks to our operations and financial health, while our Audit Committee oversee a similar assessment of potential fraud risks. Although our separation of the roles of Chairman and CEO could potentially improve risk oversight function by our Board, this was not a significant issue in determining our Board's leadership structure.
Stockholder and Interested Party Communications
Communications to our Board, any of its committees, or the chairperson of our Governance Committee (who chairs the quarterly executive sessions of our non-management directors) may be addressed to Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, marked to the attention of the appropriate recipient. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of our Governance Committee.
Annual Meeting Attendance
We expect that our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause. Five of our Board members attended our 2015 annual meeting of stockholders.

BOARD MEETINGS AND COMMITTEES
During 2015, our Board held four meetings and acted by written consent seven times. Our Board has three separately designated standing committees: our Nominating and Corporate Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules of the SEC and the rules and regulations of the NYSE. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and its committee on which he or she served during 2015.
Nominating and Corporate Governance Committee
The members of our Governance Committee are William E. Simon, Jr., Chairperson, Virginia McFerran and Thomas E. O'Hern. Our Governance Committee has adopted a charter that is available on our website at www.douglasemmett.com/charters. In addition to any other duties or responsibilities as may be assigned by the Board, our Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of committees of our Board; (v) reviewing our corporate governance guidelines; (vi) reviewing our director compensation levels and practices; (vii) overseeing our Board's self-evaluation process; and (viii) considering any other corporate governance issues that may arise. Under our Corporate Governance Guidelines, the chairperson of our Governance Committee also chairs the executive sessions of non-management directors. Our Governance Committee met four times during 2015, and acted once by written consent.
Our Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for any new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of our management. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate.
Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs, and must also have a reputation for honesty and ethical conduct in their personal and professional activities. Our Governance Committee also believes that our directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Our Governance Committee does not have a formal policy with respect to diversity; however, our Board and our Governance Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, the Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Governance Committee reserves the right to modify its stated search criteria. Our stockholders may recommend candidates by sending the candidate's name and resume to our Governance Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.
We require specific approval by our Governance Committee of service by any of our directors on more than three boards of directors of public companies (including service on our Board), or on more than two audit committees of other public companies if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to seven years, unless that limit is waived by our Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Governance Committee may accept or reject in its sole discretion.

Audit Committee
The members of our Audit Committee are Thomas E. O'Hern, Chairperson, Leslie E. Bider and William E. Simon, Jr. Our Audit Committee has adopted a charter, which is available on our website at www.douglasemmett.com/charters. The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent registered public accounting firm; (ii) reviewing our financial statements, earnings releases and internal controls over financial reporting, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and granting waivers under our policies relating to conflicts of interest and our Code of Business Conduct and Ethics; and (iv) establishing procedures with respect to reports of questionable accounting or auditing matters, or illegal, unethical or other questionable conduct or conflicts of interest.
Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditor within the prior two years. Our Audit Committee met five times during 2015, and acted once by written consent.
As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is “independent,” as defined under the rules and regulations of the SEC and the NYSE, and that Thomas E. O'Hern, Chairman of our Audit Committee, is an “audit committee financial expert” as defined under the rules of the SEC.
Compensation Committee
The members of our Compensation Committee are Leslie E. Bider, Chairperson, Christopher H. Anderson and Dr. David T. Feinberg. Our Compensation Committee has adopted a charter, which is available on our website at www.douglasemmett.com/charters. The principal functions of our Compensation Committee include (i) evaluating the performance of our CEO and COO, and determining their compensation, including salary, bonus, incentive and equity compensation and perquisites and other personal benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving grants of equity; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met four times during 2015, and acted twice by written consent.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Executive Compensation Philosophy
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans (including compensation for our executive officers). Approximately 89% of our stockholders voting approved our executive officers' compensation last year. Our Compensation Committee tries to design our compensation programs to reflect the following principles:

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Pay for Performance: We believe in paying our executive officers based on their performance (so-called “pay for performance”). Accordingly, performance-based pay represents a substantial majority of the compensation of our executive officers. Only about 10 to 15% of our CEO's compensation is guaranteed, with the remainder determined at the end of each year based on performance during the year. To avoid excessive focus on any one element, as discussed below, our Compensation Committee considers a variety of specified factors in determining the specific level of compensation that we provide to our CEO and our other executive officers.

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Alignment with Long Term Stockholder Value: We believe that our executive compensation should align incentive compensation opportunities with the long-term interests of our stockholders. For example, over 85% of our CEO's compensation in 2015 was in the form of restricted equity whose transfer is restricted for between two and five years after grant, which further aligns his interests with those of our stockholders.

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Competitiveness: Our Compensation Committee seeks to pay competitive compensation that allows us to attract and retain talented and experienced executives. To do this, we benchmark our CEO's compensation against a group of competitive companies. We also pay compensation mostly in restricted equity that vests over three years, and whose transfer is restricted for up to five years, which encourages our executives to stay with us.

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Alignment of Risk Profile: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. To avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results, our Compensation Committee does not use such formulas to measure success. This approach, together with our benchmark approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. We also reduce the potential for excessive risk taking by paying more than 85% of our CEO's annual compensation in restricted equity whose transfer is restricted for between two and five years after grant, by imposing a clawback of compensation in the event of a restatement and by having our directors and executive officers maintain significant stock ownership.

Role of Compensation Consultants
In 2015, our Compensation Committee again retained FTI Consulting, Inc. (“FTI”) to assist in our Compensation Committee's determination of executive compensation, including base salary, annual cash incentive and annual equity-based incentive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board. In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information; and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which powers were exclusively reserved to our Compensation Committee. In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the firm; (ii) the amount of fees received from us by that firm as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by the professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, any of our executive officers or any Compensation Committee member, and FTI represented that the fees we pay to it represent significantly less than 1% of its revenues.

Components for Compensation for our Executive Officers

The principal components of annual compensation for our executive officers for 2015 were:

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Salary: We establish salary levels for our executive officers annually (as well as upon any promotion or other change in job responsibilities) as part of their total compensation package based on matters including (i) the responsibilities of the position, (ii) the individual's salary history, performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our Benchmark Group and other competitive factors. We believe that base salary should represent a modest portion of the compensation for our executive officers; our CEO's base salary constituted less than 15% of his expected annual compensation. In addition, our Compensation Committee has generally not increased base salaries for our executive officers, believing that any increases in compensation should be based on performance; the 2015 base salaries for our executive officers other than Mr. Emmett are the same as they were in 2008 (or when they joined the Company, if later). For information concerning base salaries of each of our executive officers during 2015, see “Summary Compensation Tables” below.

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Annual Incentive Compensation: We pay most of the annual compensation for our executive officers in the form of discretionary compensation, none of which is guaranteed. We have also paid a significant portion of the annual bonuses of our senior employees in the form of equity that vests over three years and is contingent upon our future stock price exceeding the price at grant, and we restrict our executives from transferring that equity for between two and five years after grant. This better aligns the interests of our executives with our stockholders, makes their compensation dependent on future performance and functions as “golden handcuffs.” For information concerning annual incentive compensation of each of our executive officers during 2015, see “Summary Compensation Tables” below.

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Perquisites and Other Personal Benefits: We provide very limited perquisites for our executive officers, including no pension benefits beyond participation in our 401(k) plan on the same basis as our other employees. Our executive officers are entitled to a car or car allowance in lieu of mileage reimbursement and participate in our employee plans on the same basis as our other employees, including vacation, medical and health benefits and our 401(k) retirement savings plan. Messrs. Emmett, Kaplan and Panzer are also entitled to use their secretaries for personal matters, which we believe is minimal and can increase the efficiency of their efforts for us. These benefits are considered by our Compensation Committee in its review of compensation for our executive officers. We believe these perquisites, while not representing a significant portion of our executive officers' total compensation, reflect our intent to create overall market comparable compensation packages. For information concerning the perquisites of each of our executive officers during 2015, see “Summary Compensation Tables” below.

Long Term Restricted Equity Grants: Although we previously made long term restricted equity grants every four years, such as in 2006 and 2010, our Compensation Committee has decided to discontinue this practice for our CEO and our COO. Instead, all of their equity grants in 2015 were performance based, with the amount granted reflecting the Compensation Committee's evaluation of their performance during 2015 (as noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non-performance). Our Compensation Committee may continue to use long term restricted equity grants in the case of other executive officers, particularly when first appointed. Thus, in 2015 we made a restricted equity grant to our new CFO which vests over the next five years in order to give her a meaningful equity stake in the company. See "Summary Compensation Tables" for details. We intend to take that grant, and any similar grants to Named Executive Officers, into account as part of the process of setting their overall annual compensation in the year that each portion of the grant vests.
Setting Incentive Compensation: Matching Pay for Performance.
Our Incentive Compensation Structure: In determining incentive compensation, our Compensation Committee assesses performance based on the following factors:

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Operating and Financial Goals: Our Compensation Committee evaluates whether our management achieved the specific operating and financial goals set by our Compensation Committee at the beginning of the year and disclosed in our Proxy Statement. Our Compensation Committee seeks to set goals for matters within the control of our management, and which it believes are the key factors in the year related to both our annual and long-term success.

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External Business Activities: Our Compensation Committee evaluates our external business activities during the year, which includes the effectiveness and financial results of acquisitions, dispositions and development and redevelopment activities. Our Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.

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FFO Targets: Our Compensation Committee evaluates whether our management achieved the quantitative FFO(1) targets set at the beginning of the year. We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts ("REITs"). In evaluating management's performance, our Compensation Committee looks at the “quality” of our FFO as well as its absolute amount. Increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that are solely attributable to acquisitions. Our FFO targets, which are set at the beginning of the year, typically exclude the effect of factors such as future acquisitions, dispositions, equity issuances and repurchases, debt financings and repayments, recapitalizations and similar matters, but our Compensation Committee considers such matters in evaluating our management's performance.

•	Other Factors: Our Compensation Committee also reserves the right to take into account additional factors beyond those identified at the beginning of the year.

Our Compensation Committee uses the above factors as performance yardsticks, as well as evaluating the totality of our management's performance in the context of changing operating environments, to avoid situations where management focuses on the selected metrics to the detriment of real performance or where a formula produces anomalous results. This approach, together with our benchmark approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into the compensation decisions its analysis of the risk taken.
Based on its assessment of these performance factors, our Compensation Committee then determines management's incentive compensation based on performance and comparison to a benchmark group of public REITs (our “Benchmark Group”).(2) Our independent Compensation Consultant estimated the 2015 compensation at the Benchmark Group using the data for 2014 (the latest data available when we made compensation decisions for 2015).
Our Compensation Committee does not tie compensation directly and formulaically to past changes in our stock price, believing that our stock performance in any year depends significantly on factors beyond the control of our management, such as changes in the equity markets or the performance of our submarkets compared to the East Coast markets where most of the other members of our Benchmark Group operate. We do tie our management's compensation directly and substantially to both our assessment of their performance in the year of grant, as well as to the future performance of our stock. Thus, over 85% of our CEO's total annual compensation in 2015 was in the form of contingent restricted equity the amount of which was based on the Compensation Committee's evaluation of his performance during 2015. Those grants vest over three years, are contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted, and are subject to restrictions on transfer for two years after vesting. Accordingly, none of the equity granted to our Named Executive Officers is restricted for less than two years, and some is restricted for at least five years, after grant.
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(1) FFO represents net income (loss) before noncontrolling interests computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (other than amortization of deferred financing costs), and after similar adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Like any metric, FFO is not perfect as a measure of our performance, because it excludes depreciation and amortization, and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other equity REITs may not calculate FFO in accordance with our definition and, accordingly, our FFO may not be comparable to those other REITs' FFO. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP.

(2) For 2015, our benchmark Group was based on (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom DEI competes for talent. Our Benchmark Group included Alexandria Real Estate Equities, Inc., Apartment Investment and Management Co., Boston Properties, Inc., Columbia Property Trust, Inc., Digital Realty Trust, Inc., Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., Piedmont Office Realty Trust, Inc., SL Green Realty Corp., UDR, Inc. and Vornado Realty Trust. Our Benchmark Group in 2015 was the same as it was in 2014, except that BioMed Realty Trust was removed due to its announced acquisition by the Blackstone Group and replaced by Paramount Group, Inc. (a recent office REIT IPO).

2015 Compensation Determinations

CEO

In implementing the approach discussed above for 2015, our Compensation Committee made the following determinations:

Operating and Financial Goals: The following table sets forth the Operating and Financial goals adopted by our Compensation Committee and disclosed in our 2015 proxy for our CEO and its evaluation of the results achieved in 2015:

Area	Announced Goal	Results
Leasing	Increase the leased rate in our office portfolio.	We grew the leased rate in our office portfolio by 40 basis points during 2015.
Achieve a leased rate in our office portfolio that exceeds the average for Class A office buildings in our submarkets.
Based on external estimates of leased rates in our submarkets, at December 31, 2015 the leased percentage of our office portfolio exceeded the average for Class A office in our submarkets by approximately 400 basis points.

	Increase rents in our office portfolio.	We increased our average net effective rents for leases signed in our office portfolio during 2015.
	Increase rents in our multi-family portfolio.	We raised multifamily asking rents by an average of 3.5% during 2015.
Operations	Institute additional upgraded information technology systems to improve efficiency and reduce reliance on manual systems.
During 2015, we substantially improved our software infrastructure, including new applications covering tenant improvement tracking, tenant recoveries process, residential SODA processing, management of IT changes as well as upgrades to many of our existing customized technology applications.

Implement practices and equipment to improve energy usage.
During 2015, we implemented a new software package that utilizes predictive and real time data from the utility companies’ meter data to automatically identify buildings with high energy peak usage so that we can adjust our equipment to save energy. We added automatic Energy Management systems at three more properties (bringing our total to fifty-three properties), and retrofitted a large parking garage with LED lighting to serve as a pilot for our portfolio. Even with increased average occupancy and heating and cooling requirements up (cooling “degree days” rose by an average of 2.5% at the measuring stations for our Los Angeles submarkets and heating degree days rose by an average of 20%), we lowered our utility costs by 5.3%. At year end, over 90% of our eligible office space was ENERGY STAR certified by the EPA, with energy efficiency in the top 20% of buildings nationwide.

Leverage relationships with strategic vendors to improve service and improve efficiency.
During 2015, we tightened integration with our parking vendor, including abstracting of parking tenant terms, to maximize revenues and enhance control over costs, resulting in a 8.5% increase in commercial same property net operating income from parking during 2015. We continued to emphasize additional training for security personnel by our security vendors; in Hawaii, we successfully worked to expand and upgrade the available security providers. We instituted night inspections by our property management to monitor and enhance janitorial processes with our janitorial vendors.

	Continue to enhance tenant satisfaction.	In our annual survey of all of our tenants (to which almost 1400 tenants responded), our overall tenant satisfaction score remained very high at 4.44 out of 5.
	Limit our general and administrative expenses to a percentage of revenue in the lower half of comparable REITs.	Our 2015 G&A percentage was 4.8%, significantly less than the average of 6.6% for a Benchmark Group of CBD office REITs.
Capital	Make substantial progress on the construction of the Moanalua Apartment project expansion.
During 2015, we made substantial progress on construction plans and permits, preparation work for grading has commenced, and we anticipate grading work will continue into the second and possibly third quarters of 2016.

Continue the entitlement process on The Landmark apartment high rise with a goal of having all approvals around the end of the year.
The process continues.  We substantially completed the EIR process with the City and expect to publish the EIR in the second quarter of 2016.  We continue to meet key community groups and to date have received positive feedback on the project.

Obtain permanent financing for our recent acquisitions and our upcoming acquisition of First Financial Plaza and refinance our $100 million residential loans due in 2016 and 2017 and our $400 million loan due in 2017.

We closed approximately $1.1 billion of loans in 2015 at an average interest rate below 2.8%, thus obtaining permanent financing for our recent acquisitions and refinancing our $100 million residential loans due in 2016 and 2017 and our $400 million loan due in 2017. In addition, we started to refinance our 2018 maturities.

	Expand relationships with potential joint venture partners.	We were able to raise significant capital from joint venture partners for our new institutional joint venture.

External Business Activities:  Our Compensation Committee determined that the acquisition that we completed in 2015, and the portfolio acquisition on which we reached agreement in December, were well negotiated and executed. Our Compensation Committee supported our decision not to dispose of any properties during 2015.

FFO Targets:  For 2015, we achieved $1.63 in FFO per share, exceeding our target of $1.60 per share, largely as a result of better same property NOI growth and lower interest expense.

Other Factors: Our Compensation Committee also reviewed the analysis of its compensation consultant FTI, which reported on its assessment of both the factors outlined above, as well as an analysis of our TSR. FTI's report to our Compensation Committee compared DEI’s historical TSR (which includes share price appreciation and dividends) to the comparable total return of our Benchmark Group for the period ending November 15, 2015. FTI subsequently updated that information as of December 31, 2015:

Performance Period	Our Total Shareholder Return ("TSR")	Benchmark Group Ranking
One year	13.1%	85th percentile
3-Year	46.3%	60th percentile
5-Year	116.8%	100th percentile
Since IPO	96.6%	88th percentile

Conclusion: Our Compensation Committee concluded that our CEO's performance in 2015 was excellent, and met or exceeded expectations with respect to most of the goals adopted by the Committee in early 2015.

In consideration of all of these factors, our Compensation Committee decided to increase our CEO's total compensation (adjusted to reflect equity in the year earned rather than in the year granted) by 2.2%. This placed our CEO at approximately the 40th percentile of CEO compensation, and approximately the 64th percentile of the average of CEO and COO compensation, at our Benchmark Group1.

For more detailed information on 2015 compensation, see “Summary Compensation Tables”.

Other Executive Officers

We use similar principles to set the compensation of our other officers, although less senior officers typically have a higher portion of compensation represented by base compensation and lower variation in incentive compensation based on performance. For more detailed information on the amounts of the 2015 compensation of our other executive officers, including the cash bonus paid and equity awards granted, see “Summary Compensation Tables” and “Grants of Plan-based Awards” below. The 2016 base salaries for our executive officers other than Mr. Emmett have not been increased since 2008. Our Compensation Committee continues to believe that Mr. Emmett's compensation is significantly below that of other executives with his seniority, abilities and experience.
________________________________________________________
(1) Given the allocation of responsibilities between our CEO and our COO, we pay them equal compensation. Accordingly, our Compensation Committee asked our Compensation Consultant to compare our CEO's compensation to the average of the CEO and COO compensation at the Benchmark Group as well as to the compensation of the CEO alone.

2016 Operating and Financial Goals

For 2016, we intend to use a similar methodology for determining incentive compensation. Our Compensation Committee has established the following 2016 Operating and Financial Goals:

Area	Goal
Leasing	Increase rents in our office portfolio.
Increase rents in our multi-family portfolio.
Operations	Institute planned upgrades to information technology systems that improve efficiency and reduce reliance on manual systems.
Implement planned programs and equipment installations that improve energy usage.
Achieve tenant satisfaction score of at least 4.25 (out of 5).
Limit our general and administrative expenses to a percentage of revenue in the lower half of comparable REITs.
Capital	Evaluate potential disposition of non-core office properties and execute as determined
Implement construction plan for the Moanalua Apartment project expansion.
Complete the discretionary entitlement process on The Landmark apartment.
Obtain financing for the Westwood Portfolio acquisition, refinance the loan for one of our unconsolidated Funds and address the refinancing of our 2018 maturities.
Our Compensation Committee set a target for 2016 FFO of $1.74 per share. This excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters which had not been announced as of February 10, 2016.
Compensation and Risk
We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility:

•
We align the interests of our executives with those of our stockholders by paying a significant portion of the compensation of our executive officers in equity (for example, more than 85% for our CEO in 2015), in addition, as of March 31, 2016, our directors and executive officers owned approximately 19% of our outstanding share equivalents (common stock, OP Units and LTIP Units, but not including options), with a market value of over $977.4 million, based on the closing price of our stock on March 31, 2016, well in excess of what is required by our stock ownership guidelines.

•
We tie our executives' compensation to the long-term impact of their decisions by paying most or all of their annual incentive compensation in restricted equity whose transfer is restricted for not less than two, and as much as five, years after grant.

•	By awarding LTIP Units, rather than options or outperformance plans, we reduce the potential that outsized rewards and limited downside will induce excessive risk taking.

•
We avoid potential anomalies from relying on mechanical formulas, including distortion by unanticipated events, uncapped excessive compensation and undue focus on the metrics chosen. Our Compensation Committee also factors into its compensation decisions the risk taken to achieve the results achieved.

•	Our clawback/recoupment policy reduces the chance that our executive officers benefit if earnings were misstated.

•
We prohibit hedging of our stock by our executive officers and also prohibit them from pledging any of our stock they own without the specific approval of our Audit Committee. No such permission was granted during 2015, and as of March 31, 2016, none of the shares of stock owned by our executive officers was subject to any pledge.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid in any calendar year to our CEO and our next three highest compensated executive officers (not including our CFO) under certain circumstances. Our Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to allow compensation paid to such persons to be deductible while simultaneously providing the executives with appropriate compensation for their performance. As noted above, to avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results, our Compensation Committee does not use such formulas to measure success. As a result of this approach, our annual incentive compensation generally does not qualify as “performance-based” for purposes of Section 162(m) and is included with base salary and other compensation subject to the $1,000,000 limitation on deductibility. For 2015, all of the incentive compensation to our named executive officers has been paid in the form of LTIP Units. Our LTIP Units are structured as “profits interests” for federal income tax purposes, so that we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m). For 2015, we have not provided for cash compensation in excess of $1,000,000 to any of our named executive officers.
We account for stock-based payments, including awards under our 2006 Plan (defined below), in accordance with the requirements of Accounting Standards Codification (“ASC”) 718.
Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our CEO and our other executive officers, although it may and does consult with others, including our CEO and other officers, as it deems appropriate. In determining the appropriate compensation levels for our CEO and our COO, our Compensation Committee meets outside the presence of all of our executive officers. The Compensation Committee consulted with our CEO and other officers in establishing the operating and financial goals, FFO targets and other matters in its discretion, and our CEO provided the Compensation Committee with his evaluation of progress in meeting the 2015 goals. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning its engagement, all of which powers were exclusively reserved to our Compensation Committee.
Change of Control Payments
We do not have any payments that are triggered by a change of control where the employee is not also either terminated without cause or has good reason for a termination (no “single trigger” provisions). Messrs. Kaplan, Panzer and Crummy's agreements provide that the total of each executive's salary and bonus for each year in the remaining term of the agreement following a change of control may not be less than the total salary, bonus (whether paid in cash or equity grants) and value of other awards that vested with respect to the calendar year ending before the change in control occurred.  Our employment agreements also do not contain any excise tax gross up provisions. See “Principal Compensation Agreements and Plans-Employment Agreements.” The awards that we have made under our 2006 Plan (defined below) provide that any unvested options or LTIP Units will vest if our common stock is no longer publicly traded following a change of control.

Principal Compensation Agreements and Plans
2006 Omnibus Stock Incentive Plan
Our 2006 Plan was adopted by our Board and approved by our stockholders prior to the consummation of our IPO in 2006 and was amended with the approval of our stockholders in 2009. Our 2006 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by permitting participation by these key persons in our long-term growth and profitability. This summary of our 2006 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2006 Plan.

Our 2006 Plan is administered and interpreted by our Compensation Committee. All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2006 Plan. As of December 31, 2015, approximately 14.8 million shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock remained available for future issuance under our 2006 Plan. Subject to certain exceptions, shares that are forfeited or canceled from awards under our 2006 Plan become available for future awards. Our 2006 Plan is a “Fungible Share” plan, under which so called “full value” awards made after the date of the 2009 amendment (such as Deferred Stock Awards, Restricted Stock Awards and LTIP Unit awards) count against our 2006 Plan overall limits as two shares (rather than one), while options and stock appreciation rights (“SARs”) are counted as one share (0.9 shares for options or SARs with terms of five years or less).
Our 2006 Plan provides our Compensation Committee with the authority to grant a variety of types of equity awards:

•
Incentive Stock Options or Non-Qualified Stock Options: Options entitle the participant to purchase shares of our common stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than 100% of the fair market value of our common stock on the date of the grant, and may be paid in cash, or by the transfer of shares of our common stock meeting certain criteria or by a combination thereof. Although we expect to grant only non-qualified stock options, our 2006 Plan permits the grant of options that qualify as “incentive stock options” under the Internal Revenue Code.

•
Stock Appreciation Rights: SARs entitle the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date in the form of shares of our common stock.

•
Restricted Stock and Deferred Stock Awards: Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our common stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture.

•	Dividend Equivalent Rights: Dividend equivalent rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our common stock.

•
Other Stock-based Awards: Other stock-based awards permitted under our 2006 Plan include awards that are valued in whole or in part by reference to shares of our common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.

•
LTIP Units: LTIP Units are a separate series of units of limited partnership interests in Douglas Emmett Properties, LP, our operating partnership, valued by reference to the value of our common stock. LTIP Unit awards, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our common stock underlying the LTIP Unit award or other distributions from our operating partnership. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with OP Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with those common units with respect to liquidating distributions. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero. Under the legal designation establishing the LTIP Units, grantees must be restricted from selling or transferring that equity for a minimum of two years.

Our 2006 Plan is not an “evergreen” plan and has a ten-year term ending in October 2016, so that awards may not be made under our 2006 Plan after October 2016. (See Proposal 3 for information on a new equity plan being submitted for approval.) Any awards made under our 2006 Plan that remain outstanding after that date will continue to be governed by the terms of our 2006 Plan. Our 2006 Plan generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or entities. If we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2006 Plan, and may provide for the acceleration of vesting with respect to existing awards. We may amend, suspend or terminate our 2006 Plan at any time, but we will obtain stockholder approval of any such action if it is required to comply with applicable law or NYSE regulations. Further, we will need the holder's consent if in doing so we adversely affect any rights under outstanding awards.
Employment Agreements
Messrs. Kaplan, Panzer, Guth and Crummy Employment Agreements. We have employment agreements with each of Messrs. Kaplan, Panzer, Guth and Crummy. The principal terms of these agreements include the following:

•
Compensation: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000, and each of Messrs. Guth and Crummy is entitled to receive a salary of not less than $600,000. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control. Each of Messrs. Kaplan, Panzer, Guth and Crummy is also entitled to receive an annual bonus based on their individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control.

•
Perquisites and Other Benefits: Messrs. Kaplan and Panzer are entitled to the use of an automobile and family health insurance, and to use their secretaries for personal use to an extent reasonably consistent with past practices. Messrs. Guth and Crummy are entitled to a car allowance. Each of these executives is entitled to 25 days of personal time off per year. Otherwise, the employment contracts do not provide our executive officers with perquisites that differ from those of our other employees.

•
Term: The term of each employment agreement ends December 31, 2018, subject to earlier termination with or without cause (although 30-days' prior notice is required where the termination is by us without cause or by the officer for good reason).

•
Severance Payments: If we terminate an officer's employment without cause, or if the officer terminates his employment for good reason, they will receive severance equal to (a) compensation equal to three (two in the case of Mr. Guth and Mr. Crummy) times the average of their total compensation over the last three calendar years ending prior to the termination date, including (i) their salary, (ii) their annual bonus and (iii) the value (based on the Black-Scholes value in the case of options, and based on the value of the underlying grants in the case of LTIP Unit awards or outperformance plans) of any equity or other compensation plans granted or awarded to the officer (except that in the case of long term grants, where it will be based on the amount that vested in the year)(this provision does not apply to Messrs. Kaplan or Panzer, who did not receive any long term grants) and (b) continued coverage under our medical and dental plans for the officer and their eligible dependents for a three-year period (two-year period for Messrs. Guth and Crummy) following their termination. See “Potential Payments Upon Termination or Change of Control” below. In the case of Mr. Crummy, the agreement contains a means of calculating his average total compensation until he has three full years of calendar service.

•
Other Termination Payments: Upon an officer's death or disability, they will receive continued medical benefits for themselves (in the case of disability only) and their eligible dependents for a period of twelve months plus vesting of any unvested equity grants through the end of the year of termination in lieu of any severance or annual bonus.

•
Non-competition: Each of these employment agreements also contains a non-competition provision that applies during the term of the agreement, and under which the officer covenants that they will not: (i) for their own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employment of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Summary Compensation Tables
The following table sets forth the salary and other compensation earned for 2013, 2014 and 2015 by our President and CEO, our CFO and our other executive officers in 2015:

Summary Compensation Table (per SEC rules, the multi-year equity grants are included in the year of grant)
Name & Principal Position	Year	Salary(1)	Bonus	LTIP Unit Awards(2)	All Other Compensation(3)	Total

Dan A. Emmett	2015	$125,000	$—	$81,284	$39,092	$245,376
Chairman of the Board	2014	$125,000	$—	$81,246	$36,908	$243,154
	2013	$125,000	$—	$81,264	$36,730	$242,994

Jordan L. Kaplan	2015	$1,000,000	$—	$6,501,342	$40,115	$7,541,457
President and CEO	2014	$1,000,000	$—	$5,362,082	$40,411	$6,402,493
	2013	$1,000,000	$2,200,000	$3,575,248	$30,995	$6,806,243

Kenneth M. Panzer	2015	$1,000,000	$—	$6,501,342	$32,174	$7,533,516
COO	2014	$1,000,000	$—	$5,362,082	$32,040	$6,394,122
	2013	$1,000,000	$2,200,000	$3,575,248	$29,215	$6,804,463

Theodore E. Guth(4)	2015	$600,000	$280,000	$728,157	$13,000	$1,621,157
CFO	2014	$600,000	$270,000	$2,001,863	$13,000	$2,884,863
	2013	$600,000	$400,000	$520,037	$13,000	$1,533,037

Kevin A. Crummy(5)	2015	$600,000	$280,000	$728,157	$10,000	$1,618,157
CIO	2014	$600,000	$240,000	$3,548,740	$10,000	$4,398,740

Traditionally, between 10% and 20% of the compensation of our executive officers have been in the form of grants of equity every four years and vesting over the next four years. We made such grants in 2006, 2010 and 2014 (the 2014 grants did not include our CEO or our COO). Our Compensation Committee believes the compensation from those multi-year grants should be spread over the vesting periods, while under the SEC rules the table above includes the entire long term grants to Messrs. Crummy and Guth in 2014, while no portion of those or other grants are included in 2013, 2014 or 2015. Re-allocating the grant value of long term grants to the year in which they vested results in the following:

Name & Principal Position	Year	Total Compensation Per Table Above	Adjustment To Move Equity Grants From Year Granted To Year Vested	Total Earned Compensation

Jordan L. Kaplan(4)	2015	$7,541,457	$—	$7,541,457
President and CEO	2014	$6,402,493	$975,000	$7,377,493
	2013	$6,806,243	$975,000	$7,781,243

Kenneth M. Panzer(4)	2015	$7,533,516	$—	$7,533,516
COO	2014	$6,394,122	$975,000	$7,369,122
	2013	$6,804,463	$975,000	$7,779,463

Theodore E. Guth(5)	2015	$1,621,157	$260,000	$1,881,157
CFO	2014	$2,884,863	$(965,310)	$1,919,553
	2013	$1,533,037	$334,690	$1,867,727

Kevin A. Crummy(6)	2015	$1,618,157	$650,000	$2,268,157
CIO	2014	$4,398,740	$(2,600,000)	$1,798,740

See notes to the table on the next page

(1)	Represents salary payable with respect to the year, even if paid in the first pay period of the subsequent year.

(2)
Represents the aggregate grant date fair value of restricted equity grants, calculated in accordance with ASC 718, under the assumptions set forth in Note 12 to our audited financial statements for 2015 included in our 2015 Annual Report on Form 10-K. We restrict our senior executives from selling or transferring their annual LTIP Unit Awards for between two and five years after grant. Except for the multi-year awards discussed above, all of the LTIP Unit grants for 2013, 2014 and 2015 were performance based, with the amount granted reflecting the Compensation Committee's evaluation of the performance of the officer during the year in which they were granted. As noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non-performance.

(3)
The 2015 amount presented includes (to the extent applicable) auto allowances (in lieu of mileage reimbursements), matching contributions under our 401(k) Plan and the estimated incremental cost of personal use of an administrative assistant. For details, see “Employment Agreements”.

(4)	Messrs. Kaplan and Panzer each received quadrennial restricted equity grants in 2010 with a fair value of $3,900,000, which vested over four years, 2011 through 2014 ($975,000 per year).

(5)
Mr. Guth retired as our CFO in December 2015, and he currently serves as a Senior Advisor to the Company. Mr. Guth received a quadrennial restricted equity grant in 2010 with a fair value of $1,338,758, which vested over four years, 2011 through 2014 ($334,690 per year). Mr. Guth received a long-term restricted equity grant in 2014 with a fair value of $1,300,000, which vests over five years, 2015 through 2019 ($260,000 per year).

(6)
Mr. Crummy joined us in July 2014, and his compensation for 2014 included several one-time matters in connection with his hiring, including an agreement that his bonus for 2014 would not be prorated, and a sign-on bonus consisting of a long-term restricted equity grant with a fair value of $2,600,000 which vests over four years, 2015 through 2018 ($650,000 per year).

Grants of Plan-based Awards
The following table sets forth the grants of plan-based awards during 2015 to our executive officers:

Name	Approval Date(1)	Grant Date(1)	Number of LTIP Units Awarded(1)	Grant Date Fair Value of LTIP Unit Award(1)(2)

Dan A. Emmett	November 20, 2015	December 21, 2015	4,162	$81,284
Jordan L. Kaplan	November 20, 2015	December 21, 2015	332,890	$6,501,342
Kenneth M. Panzer	November 20, 2015	December 21, 2015	332,890	$6,501,342
Theodore E. Guth	November 20, 2015	December 21, 2015	37,284	$728,157
Kevin A. Crummy	November 20, 2015	December 21, 2015	37,284	$728,157

__________________________________________________

(1)
Consistent with our annual practice, our Compensation Committee approved the dollar value of the grants on November 20, 2015, stipulating that they be issued on December 21, 2015, with the number of shares to be based on the closing price of our common stock on the specified date of grant ($30.04 at December 21, 2015). Our Compensation Committee does so because we wish to inform our employees of the grants in their reviews, which are then scheduled to occur between the date of approval and the date of grant.

(2)
The amounts in this column represent the aggregate grant date fair value of the LTIP Units calculated in accordance with ASC 718, under the assumptions set forth in Note 12 to our audited financial statements for 2015 included in our 2015 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-end
The following table reflects outstanding stock options (all of which were fully vested) and unvested LTIP Units held by our executive officers as of December 31, 2015:

	Option Awards			LTIP Unit Awards
Name	Number of Underlying Securities	Exercise Price	Expiration Date	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)

Dan A. Emmett	177,778	$21.00	10/30/2016	6,689	$208,563
	26,456	$21.87	12/31/2017
	54,348	$11.42	12/31/2018
	15,773	$15.05	12/31/2019

Jordan L. Kaplan	2,488,889	$21.00	10/30/2016	264,729	$8,254,250
	1,058,202	$21.87	12/31/2017
	1,358,696	$11.42	12/31/2018
	525,763	$15.05	12/31/2019

Kenneth M. Panzer	2,488,889	$21.00	10/30/2016	264,729	$8,254,250
	1,058,202	$21.87	12/31/2017
	1,358,696	$11.42	12/31/2018
	525,763	$15.05	12/31/2019

Theodore E. Guth	—	—	—	111,406	$3,473,639

Kevin A. Crummy	—	—	—	149,175	$4,651,277

____________________________________________________

(1)	Unvested LTIP Units at December 31, 2015 vest as follows:

	December 31,
Name	2016	2017	2018	2019

Dan A. Emmett	3,520	2,129	1,040	—
Jordan L. Kaplan	125,031	84,217	55,481	—
Kenneth M. Panzer	125,031	84,217	55,481	—
Theodore E. Guth	41,562	32,658	23,253	13,933
Kevin A. Crummy	52,512	52,511	44,152	—

(2)	Based on the closing price of our common stock of $31.18 on December 31, 2015 at the rate of one share of our Common Stock for each LTIP Unit.

Option Exercises and Equity Vested
None of our executive officers exercised any stock options during 2015. The following table sets forth the LTIP Units held by our executive officers that vested during 2015:

Name	Number of LTIP Units Vested	Value Realized on Vesting(1)

Dan A. Emmett	4,870	$151,847
Jordan L. Kaplan	275,573	$8,592,366
Kenneth M. Panzer	275,573	$8,592,366
Theodore E. Guth	50,198	$1,565,174
Kevin A. Crummy	52,512	$1,637,324

___________________________________________________

(1)
Amounts represent the market value as of the vesting date of the awards, based on the closing price for our common stock on the date of vesting of the LTIP Units, at the rate of one share of our Common Stock for each LTIP Unit.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our 2006 Plan (our only equity compensation plan and which was previously approved by our stockholders) as of December 31, 2015 (share numbers in thousands):

Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
11,535	$18.04	14,844

For more information about our 2006 Plan, please see "Principal Compensation Agreements and Plans".

Potential Payments Upon Termination or Change of Control
The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment, including certain estimates of the amounts that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our executive officers) is terminated, the employee would be entitled to receive certain amounts due during such employee's term of employment. Such amounts would include:

•	any unpaid salary from the date of the last payroll to the date of termination;

•	reimbursement for any properly incurred unreimbursed business expenses; and

•	unpaid, accrued and unused personal time off through the date of termination.

In addition, the officer would retain the following rights:

•	any existing rights to indemnification for prior acts through the date of termination; and

•	any options and LTIP Units awarded pursuant to our 2006 Plan to the extent provided in that plan and the grant or award.

The awards that we have made under the 2006 Plan provide that if the employment of a participant (including any of our executive officers who have unvested options or LTIP Units) is terminated without cause by us, or for good reason by the participant, or if our common stock is no longer publicly traded following a change of control, then any unvested options or LTIP Units will immediately vest.

Mr. Emmett: Mr. Emmett does not have any contractual severance arrangements on termination, except that under the terms of our standard award agreements, Mr. Emmett's unvested LTIP Units would become vested if his employment is terminated without cause by us, or for good reason by him, or if our common stock is no longer publicly traded following a change of control. As a result, based on our common stock closing price at December 31, 2015, we estimate that the approximate value of these severance payments in the case of a termination without cause by us, or with good reason by Mr. Emmett, immediately following December 31, 2015 would have been approximately $208,563.
Messrs. Kaplan, Panzer, Guth and Crummy: As noted above under “Principal Compensation Agreements and Plans -Employment Agreements”, each of Messrs. Kaplan, Panzer, Guth and Crummy has an employment agreement with us. In addition to those payments made upon termination noted above, these agreements provide for the following additional benefits on certain terminations:
Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason: If we terminate Messrs. Kaplan, Panzer, Guth or Crummy's employment without cause, or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Messrs. Guth and Crummy) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his salary, (ii) his annual bonus and (iii) the value (based on the Black-Scholes value in the case of options and the face value of the underlying grants in the case of LTIP Unit awards) of any equity or other compensation granted or awarded to him in lieu of annual bonuses and (iv) a pro rata portion of the value of any long term equity grants (this clause does not apply to Messrs. Kaplan and Panzer as they did not receive any long term grants); and (b) continued coverage under our medical and dental plans for the officer and his eligible dependents for a three-year period (two-year period for Messrs. Guth and Crummy) following his termination. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of his employment agreement.
Based on the compensation paid and equity grants in 2013, 2014 and 2015 and using medical insurance premiums and the price of our common stock as of December 31, 2015, we estimate that the approximate value of these severance payments and benefits in the case of a termination without cause by us, or with good reason by the officer, immediately following December 31, 2015, would have been $32,052,286 for each of Messrs. Kaplan and Panzer, $4,596,136 for Mr. Guth and $6,011,400 for Mr. Crummy. In addition, the unvested LTIP Units of each executive would vest immediately, which we estimate would result in additional value of $8,254,250 for each of Messrs. Kaplan and Panzer, $3,473,639 for Mr. Guth and $4,651,277 for Mr. Crummy based on the price of our common stock at December 31, 2015.
Payments Made Upon Termination following a Change of Control: We do not have any single trigger provisions in our employment agreements or equity grants, so that following a change of control an employee will have the same severance payments upon a termination without cause or a termination with good reason as outlined in the preceding paragraph. In addition, as is true for all of our employees, if the class of equity into which any unvested equity compensation is convertible is no longer listed after a change of control, any unvested grants will become vested. We estimate that an acceleration under these conditions would result in value of $8,254,250 for each of Messrs. Kaplan and Panzer, $3,473,639 for Mr. Guth and $4,651,277 for Mr. Crummy based on the price of our common stock at December 31, 2015. No payments would be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer, Guth or Crummy, the officer (or his estate) will receive continued medical benefits for him (in the case of disability only) and his eligible dependents for a period of 12 months. In addition, our grants of LTIP Units beginning in 2014 provide that any employee whose employment is terminated as a result of death will be immediately vested in any equity scheduled to vest in that calendar year.
In the case of a termination for death, immediately following December 31, 2015, using current medical insurance premiums, we estimate that the approximate value of the continued medical benefit payments would have been $34,986 for each of Messrs. Kaplan and Panzer, $5,322 for Mr. Guth and $5,700 for Mr. Crummy, and the approximate value of the accelerated LTIP Unit vesting would have been $1,729,928 for each of Messrs. Kaplan and Panzer, and $290,629 for each of Messrs. Guth and Crummy, based on the number of units scheduled to vest in 2015 and the price of our common stock at December 31, 2015.
In the case of a disability, using current medical insurance premiums, we estimate that the approximate value of the continued medical benefit payments would have been $34,986 for each of Messrs. Kaplan and Panzer, $5,322 for Mr. Guth and $5,700 for Mr. Crummy.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Leslie E. Bider, Chairperson
Christopher H. Anderson
Dr. David T. Feinberg

DIRECTOR COMPENSATION
The compensation for our directors who are not our employees is determined by our Board, after recommendation from our Governance Committee, and is reviewed periodically as appropriate. Our Governance Committee consists solely of independent directors, and our executive officers do not participate in its vote on director compensation, although Messrs. Emmett, Kaplan and Panzer, as members of our Board, are involved in the Board decision approving the decision of our Governance Committee.
To assist in our Governance Committee's review our director compensation for 2016, we retained FTI (FTI was also retained by our Compensation Committee in 2015 and in prior years to make recommendations concerning the structure and amount of compensation for our executive officers). FTI recommended that each of our non-employee directors receive total annual fees in 2016 equal to LTIP Units with a face value of $180,000 that vest on a quarterly basis over the year. LTIP Units granted to our directors cannot be exchanged for common stock and are subject to restrictions on transfer for two years after the date of grant. According to FTI, this compensation package puts our directors at approximately the midpoint of compensation for the outside directors of the same Benchmark Group that we used in setting compensation for our officers. Directors elected to our Board for the first time during a year receive pro-rata equity grants on election.
The chairperson of our Audit Committee receives an additional annual fee of $20,000 (which will be increased to $22,500 for 2016), while the chairpersons of our Compensation Committee and our Governance Committee each receives an additional annual fee of $12,500 (which will be increased to $15,000 for 2016), all paid in cash on a quarterly basis. We also reimburse directors for their reasonable expenses incurred in connection with their services as a directors.
In accordance with SEC rules, the table below summarizes the compensation that we paid to our non-employee directors in cash with respect to 2015 (whether paid in 2015 or not) as well as equity grants made in 2015 (whether relating to 2015 or other years):

Name(1)	Fees Earned or Paid in Cash(2)	LTIP Unit Awards(3)	Total

Christopher Anderson	$—	$136,653	$136,653
Leslie E. Bider	$12,500	$148,034	$160,534
Dr. David T. Feinberg	$5,069	$—	$5,069
Virginia A. McFerran	$—	$207,619	$207,619
Thomas E. O'Hern	$20,000	$153,733	$173,733
William E. Simon, Jr.	$7,431	$148,034	$155,465

____________________________________________________

(1)
Our directors who are also our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Emmett, Kaplan and Panzer are not included in this table. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the "Summary Compensation Tables".

(2)
These cash fees relate to service as committee chairpersons during 2015. Mr. Bider served as chairperson of the Compensation Committee and Mr. O'Hern served as chairperson of the Audit Committee during all of 2015. Dr. Feinberg served as chairperson of the Governance Committee from January 1, 2015 to September 9, 2015, and Mr. Simon served as chairperson of the Governance Committee from September 10, 2015 to December 31, 2015.

(3)
The amounts in this column represent the grant date fair value, not the face value, of awards made in 2015. The grant date fair value is calculated in accordance with ASC 718, based on the assumptions disclosed in Note 12 to our audited financial statements for 2015, which are included in our 2015 Annual Report on Form 10-K. Except in the case of Ms. McFerran, who received pro-rata grants of her 2015 annual retainer and her triennial grant when she became a member of the Board, these awards were granted on December 21, 2015 for 2016 services. No award is listed for Dr. Feinberg, as he was not a member of our board at the time of the grants in December 2015. He received a pro-rata annual retainer grant for his 2016 services upon his reelection to the Board in 2016. No non-employee director held any options as of December 31, 2015. In determining compensation, our Board considers the date of equity vesting rather than the date of grant. For 2015, that included (i) LTIP Units with a face value of $85,000 granted in 2014 that vested on a quarterly basis during 2015 and (ii) the final one third of LTIP Units with a face value of $210,000 granted in 2012 that vested at the end of 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our Compensation Committee are Leslie E. Bider, Chairperson, Christopher H. Anderson and Dr. David T Feinberg. No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption, or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.
TRANSACTIONS WITH RELATED PERSONS
Fund X: Mr. Kaplan, our CEO, in his individual capacity, and Messrs. Emmett and Panzer, our Chairman of the Board and COO, respectively, through an affiliated limited partnership and living trust, respectively, each invested $750,000 in a fund for individual investors that is a member of our institutional real estate fund (“Fund X”) on the same basis that we and other investors contributed approximately $300 million. We currently own approximately 68% of Fund X. During the life of Fund X, we are entitled to certain additional cash based on committed capital and on any profits that exceed certain specified cash returns to the investors. Certain of our wholly-owned affiliates provide property management and other services to Fund X, for which we are paid fees and/or reimbursed for our expenses. Fund X contemplates a value creation period through 2023 (subject to extension under certain circumstances). In 2013, we loaned approximately $2.9 million, at LIBOR plus 2.5% per annum, to the individual investor fund to enable it to make a capital call to Fund X. That loan has since been repaid in full.
Code of Conduct: Our Code of Business Conduct and Ethics defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner. Our Code of Business Conduct and Ethics specifically requires that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest, and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality. Under our Code of Business Conduct and Ethics, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and providing a report on the effectiveness of our system of internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our 2015 audited financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2015. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young, with and without management present, the results of their audit /review, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 308), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's independence. The Audit Committee discussed with Ernst & Young its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2015 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
William E. Simon, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
For 2015 and 2014, our independent registered public accounting firm was Ernst & Young LLP. The following table presents fees for professional services rendered by Ernst & Young LLP to us for those years:

Fees(1)	2015	2014

Audit Fees	$976,199	$900,300
Audit Related Fees(2)	2,000	2,000
Tax Fees(3)	660,000	696,150
All Other Fees	—	—

Total	$1,638,199	$1,598,450

___________________________________________________

(1)	This table reflects fees for services related to Douglas Emmett, Inc. and it's consolidated subsidiaries, it does not reflect fees for services related to our unconsolidated funds.

(2)	Audit Related Fees consists of fees for access to an accounting research database.

(3)	Tax Fees include fees for assistance with tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management.
Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP, and did so in the case of all of the fees for 2015. Pre-approval is generally provided by our Audit Committee for up to one year, with limits by the particular service or category of services to be rendered, and may be subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of Forms 3, 4 and 5 filed with the SEC and submitted to us, and on written representations by certain directors and executive officers received by us, we believe that all Section 16(a) reports for our directors and executive officers, as well as persons who own more than ten percent of our common stock, were timely filed during 2015, except that Dan Emmett filed one late Form 4 on January 16, 2015 reporting the exchange of operating partnership units for common stock on January 13, 2015.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2017
ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Stockholder Proposals
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2017 annual meeting of stockholders is December 16, 2016.
Nominations and Proposals Outside of Rule 14a-8/ Discretionary Proxy Voting Authority
Our bylaws govern the submission of nominations for director or other proposals that a stockholder wishes to have considered at an annual meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our bylaws, a stockholder wishing to submit a nomination or other proposal for consideration at the 2017 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, of his or her intention to make such a proposal. The notice must contain the information required by our bylaws. The notice of a nomination or other proposal must be received by our Corporate Secretary no earlier than November 17, 2016 nor later than 5:00 p.m. Eastern Standard Time on December 16, 2016.
In addition, subject to SEC Rule 14a-4(c) promulgated under the Exchange Act, as amended, the proxy solicited by our Board for the 2017 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated above.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “could,” “may,” “future” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this proxy statement, or those that we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. The actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to update any forward-looking statements. Accordingly, investors should use caution when relying on previously reported forward-looking statements, which were based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors included in “Item 1A. Risk Factors” in our 2015 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 19, 2016, as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
OTHER MATTERS
Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. However, if any other matter properly comes before the meeting, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS
Our Annual Report to Stockholders for 2015 is being mailed to stockholders along with this Proxy Statement.
Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
By Order of the Board of Directors,
/s/ Jordan L. Kaplan
Jordan L. Kaplan
President and CEO
April 15, 2016

Exhibit A

DOUGLAS EMMETT, INC.
2016 OMNIBUS STOCK INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and consultants of Douglas Emmett, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor code, and related rules, regulations and interpretations.
“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who meet the independence requirements imposed by the New York Stock Exchange, who are “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.
“Covered Employee” means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.
“Deferred Stock Award” means an Award granted pursuant to Section 8.
“Dividend Equivalent Right” means an Award granted pursuant to Section 10.
“Effective Date” means the later of the date on which the Plan was adopted by the Board and the date on which the Plan was approved by the Company’s stockholders, as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means:

(a)
If the Stock is at the time listed or admitted to trading on any national stock exchange, including the Nasdaq Stock Market or the Nasdaq Capital Market, then the Fair Market Value shall be the closing selling price per share of the Stock on the date of determination on the stock exchange determined by the Committee to be the primary market for the Stock, as such price is officially quoted in the composite tape transactions on such exchange. If there is no reported sale of the Stock on such exchange on the date of determination, then the Fair Market Value shall be the closing price on the exchange on the last preceding date for which such quotation exists;

(b)
If the Stock is at the time neither listed nor admitted to trading on any national stock exchange, but is traded over-the-counter (including on the Over-the-Counter Bulletin Board), then the Fair Market Value shall be the mean between the last reported bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which such Stock is quoted or, if Stock is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, or through any successor system. If there is no reported bid or asked price for the Stock on the date of determination, then the Fair Market Value shall be the mean between the last reported bid and asked prices on the last preceding date for which such bid and asked prices exist; and

(c)
If the Stock is at the time neither listed nor admitted to trading on any stock exchange, or over-the-counter or the Pink Sheets, then the Fair Market Value shall be an amount determined by the Committee in good faith on such basis and taking into account such factors as the Committee shall deem appropriate and, to the extent applicable, in a manner consistent with the requirements of Section 409A of the Code.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Other Stock-Based Award” means an Award granted pursuant to Section 9.
“Operating Partnership” means Douglas Emmett Properties, LP, a Delaware limited partnership, the entity through which the Company conducts its business and an entity that has elected to be treated as a partnership for federal income tax purposes.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Performance-based Award” means any Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.
“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company, the Operating Partnership or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award.
“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.
“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.
“Restricted Stock Award” means an Award granted pursuant to Section 7.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award granted pursuant to Section 6.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company or the Operating Partnership has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and (f), respectively, of the Code.

SECTION 2.	ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)Committee. The Plan shall be administered by the Committee.
(b)Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of shares of Stock to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;
(v)subject to the limitations set forth in Section 14, to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)to extend at any time the period within which any Stock Option or Stock Appreciation Right may be exercised, but not beyond the term determined by the Committee and set forth in the Award agreement at the time of the grant pursuant to Section 5(c) or Section 6(d); and
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.
(c)No Repricings without Stockholder Approval. Notwithstanding anything to the contrary contained in the Plan, without the approval of a majority of the Company’s stockholders (i) no Stock Option or Stock Appreciation Right issued hereunder may be amended to reduce the exercise price thereof below the exercise price of such Stock Option or Stock Appreciation Right on the date of grant and (ii) no Stock Option or Stock Appreciation Right having a lower exercise price may be granted in exchange for the cancellation or surrender of a Stock Option or Stock Appreciation Right.
(d)Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws, any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 8,400,000, subject to adjustment as provided in Section 3(c). For purposes of determining the number of shares of Stock available for issuance under this Section 3(a), the impact of any Award shall be determined by multiplying the number of shares of Stock underlying such Award by the applicable multiplier below:

Type of Award	Multiplier
Deferred Stock Award, Restricted Stock Award or Other Stock-Based Award that delivers the full value of the underlying Shares	2.0
Stock Option, Stock Appreciation Right or Other Stock-Based Award that delivers the value of the underlying Shares in excess of 100% of the Company’s stock price (e.g. Stock Options with an exercise price of at least 100% of such price) on the date of grant.	1.0
Shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. Shares of Stock and Stock equivalents repurchased by the Company with any cash proceeds from Option exercises shall not be added back to the shares of Stock available for grant under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award, including Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)    Individual Annual Maximums. The maximum number of shares of Stock that may be the subject of Stock Options and Stock Appreciation Rights granted under the Plan during any calendar year to any one individual is 2,000,000 (as may be adjusted pursuant to Section 3(c) hereof, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as performance-based compensation under Section 162(m) of the Code). The maximum number of shares of Stock that may be the subject of Performance-based Awards granted under the Plan during any calendar year to any one individual is 1,000,000 (as may be adjusted pursuant to Section 3(c) hereof, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as performance-based compensation under Section 162(m) of the Code). If an Award held by an individual is canceled, the shares subject to the canceled Award shall continue to be counted against the maximum number of shares for which Awards may be granted to such individual in the year of grant, and any replacement Award granted to such individual also shall count against such limit. In addition to the foregoing limitations, the maximum aggregate value of Awards granted under this Plan to a Non-Employee Director in any one calendar year shall not exceed $500,000 in grant date value, as determined for the Company’s financial accounting purposes as of the date of grant. In adopting this Plan, the Board and the Company’s stockholders have considered that annual compensation to the Non-Employee Directors of up to $500,000 is reasonable.
(c)    Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the maximum number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee in any calendar year and the maximum number of shares that can be granted under a Performance-based Award to any one individual grantee in any calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Committee shall also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration extraordinary dividends, acquisitions or dispositions of stock or property or any other similar corporate event to the extent necessary to avoid distortion in the value of the Awards. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may cause the Company to make a cash payment in lieu of fractional shares.

No adjustment shall be made under this Section 3(c) in the case of an Option or Stock Appreciation Right, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or a modification of the Option or Stock Appreciation Right such that the Option or Stock Appreciation Right would be treated as “nonqualified deferred compensation” subject to Section 409A.
(d)    Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of more than 50% of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Committee reserves the right to accelerate the vesting and /or exercisability of all outstanding Awards. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.
Notwithstanding anything to the contrary in this Section 3(d), in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a payment to the grantees holding Options and Stock Appreciation Rights in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Sale Event, or (iii) other property being received by the Company’s stockholders in consideration for their shares in the Sale Event, in exchange for the cancellation of such Options and Stock Appreciation Rights, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.
(e)Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).
SECTION 4.    ELIGIBILITY
Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and consultants of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.
SECTION 5.    STOCK OPTIONS
(a)    Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company, a “parent corporation” within the meaning of Section 424(e) of the Code or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.
(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)    Option Term. The term of each Stock Option shall be fixed by the Committee at the time of grant and stated in the Award agreement, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:
(i)In cash, by certified or bank check or other instrument acceptable to the Committee;
(ii)Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or
(iv)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to the Company to reduce the number of shares otherwise issuable upon such exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised and payment in cash of any remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.
(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
SECTION 6.    STOCK APPRECIATION RIGHTS
(a)    Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock or a combination thereof, as determined by the Committee and set forth in the Award agreement at the time of the grant, in an amount or having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.
(c)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:
(i)Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.
(ii)Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.
(d)    Maximum Term for Stock Appreciation Rights. The term of each Stock Appreciation Right shall be fixed by the Committee at the time of grant and stated in the Award agreement, but no Stock Appreciation Right shall be exercisable more than ten years after the date the Stock Appreciation Right is granted.
SECTION 7.    RESTRICTED STOCK AWARDS
(a)    Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.
(b)    Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Committee may prescribe.
(c)    Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)    Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.    DEFERRED STOCK AWARDS
(a)    Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.
(b)    Election to Receive Deferred Stock Awards in Lieu of Compensation. The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.
(c)    Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.
(d)    Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
SECTION 9.    OTHER STOCK-BASED AWARDS
(a)    Nature of Other Stock-Based Awards. Other Stock-Based Awards that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of Stock, including without limitation: (i) convertible preferred stock, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests, (ii) partnership interests in a Subsidiary or the Operating Partnership (iii) Awards valued by reference to book value, fair value or Subsidiary performance, and (iv) any class of profits interest or limited liability company interest created or issued pursuant to the terms of a partnership agreement, limited liability company operating agreement or otherwise by the Operating Partnership or a Subsidiary that has elected to be treated as a partnership for federal income tax purposes and qualifies as a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 with respect to a grantee in the Plan who is rendering services to or for the benefit of the issuing Operating Partnership or Subsidiary.
(b)    Calculation of Reserved Shares. For purposes of calculating the number of shares of Stock underlying an Other Stock-Based Award relative to the total number of shares of Stock reserved and available for issuance under Section 3(a) of the Plan, the Committee shall establish in good faith the maximum number of shares of Stock to which a grantee receiving such Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying Other Stock-Based Awards shall be reduced accordingly by the Committee and the related shares of Stock shall be added back to the shares of Stock otherwise available for issuance under the Plan. Other Stock-Based Awards may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible grantees to whom, and the time or times at which, Other Stock-Based Awards shall be made; the number of Other Stock-Based Awards to be granted; the price, if any, to be paid by the grantee for the acquisition of such Other Stock-Based Awards; and the restrictions and conditions applicable to such Other Stock-Based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant in its sole discretion. The Committee may allow Other Stock-Based Awards to be held through a limited partnership, or similar “look-through” entity, and the Committee may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 9. The provisions of the grant of Other Stock-Based Awards need not be the same with respect to each grantee.

(c)    Restrictions on Transfer. Awards made pursuant to this Section 9 may be subject to transfer restrictions, with conditions and limitations as to when Other Stock-Based Awards can be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which any applicable vesting, performance or deferral period lapses to be established by the Committee at the time of grant in its sole discretion.
(d)    Dividend Equivalents. The award agreement, other award documentation in respect of an Other Stock-Based Award, or a separate agreement if required by Section 409A, may provide that the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred or contingent basis, dividends or Dividend Equivalents with respect to the number of shares of Stock underlying the Award or other distributions from the Operating Partnership prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested.
(e)    Consideration. Other Stock-Based Awards granted under this Section 9 may be issued for no cash consideration.
SECTION 10.    DIVIDEND EQUIVALENT RIGHTS
(a)    Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award (but not as a component of any Option or Stock Appreciation Right) or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.
(b)    Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.
(c)    Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
SECTION 11.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES
(a)    Performance-based Awards. Any Covered Employee providing services to the Company and who is selected by the Committee may be granted one or more Performance-based Awards in the form of a Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-based Award granted to a Covered Employee. Each Performance-based Award shall comply with the provisions set forth below.

(b)    Grant of Performance-based Awards. With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-based Awards to different Covered Employees.
(c)    Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.
(d)    Maximum Award Payable. The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is the calendar year maximum set forth in Section 3(b), or a prorated portion of such calendar year maximum for a Performance Cycle that is shorter than 12 months.
SECTION 12.    TRANSFERABILITY OF AWARDS
(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)    Committee Action. Notwithstanding Section 12(a), the Committee, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.
(c)    Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)    Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13.    TAX WITHHOLDING
(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)    Payment in Stock. Subject to approval by the Committee, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.	ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A.
In the event any Stock Option or Stock Appreciation Right under the Plan is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.
(a)    Exercise and Distribution. Except as provided in Section 14(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:
(i)    Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.
(ii)    Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 14(a)(ii) may not be made before the date that is six months after the date of separation from service.
(iii)Death. The date of death of the 409A Award grantee.
(iv)Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 14(c)(ii) hereof).
(v)Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 14(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).
(vi)Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 14(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event to the extent permitted by Section 409A.
(b)    No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 14(a) hereof, except in the case of one of the following events:
(i)    Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
(ii)    Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).
(iii)    Change in Control Event. The Committee may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation to the extent permitted by Section 409A.
(c)    Definitions. Solely for purposes of this Section 14 and not for other purposes of the Plan, the following terms shall be defined as set forth below:
(i)    “Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in the most recent authoritative guidance (as determined by the Committee in good faith) from the Department of the Treasury).

(ii)    “Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.
(iii)    “Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.
SECTION 15.    TRANSFER, LEAVE OF ABSENCE, ETC.
For purposes of the Plan, the following events shall not be deemed a termination of employment:
(a)    a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(b)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.
SECTION 16.    AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Committee to be required by any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted, the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Committee’s authority to take any action permitted pursuant to Section 3(c) or 3(d).
SECTION 17.    STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.    GENERAL PROVISIONS
(a)    Compliance with Legal Requirements. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.
(b)    Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(d)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.
(e)    Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.
(f)    Repayment of Awards as a Result of Certain Improper Conduct. If an Award has been paid to an executive officer of the Company or to his or her spouse or beneficiary, and the Committee later determines that financial results used to determine the amount of that Award must be materially restated and that the executive officer engaged in fraud or intentional misconduct related thereto, the Company will seek repayment or recovery, as appropriate, of the Award to the extent overpaid notwithstanding any contrary provision of the Plan. In addition, the Committee may provide that any Award, including any shares of Stock subject to or issued under an Award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.
(g)Section 409A. If any distribution or settlement of an Award pursuant to the terms of this Plan or an Award agreement would subject a grantee to tax under Section 409A, the Company shall modify the Plan or applicable Award agreement in the least restrictive reasonable manner (as determined by the Committee in good faith) necessary in order to comply with the provisions of Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.
SECTION 19.    EFFECTIVE DATE OF PLAN; TERM
This Plan was adopted by the Board on March 3, 2016, and was approved by the stockholders on [June 2, 2016]. The Plan shall not become effective and no Awards shall be granted under the Plan unless and until stockholder approval is received. No grants will be made under the Plan after the tenth anniversary of the Effective Date.
SECTION 20.    GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.
SECTION 21.    RESTRICTIONS ON AWARDS
This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable or payable, if, in the discretion of the Committee, the grant or exercise of such Award could impair the Company’s status as a REIT.

Douglas Emmett

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

01 - Dan A. Emmett
02 - Jordan L. Kaplan
03 - Kenneth M. Panzer
04 - Christopher H. Anderson
05 - Leslie E. Bider
06 - Dr. David T. Feinberg
07 - Thomas E. O'Hern
08 - William E. Simon, Jr.
09 - Virginia A. McFerran

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09
☐	☐	☐	☐	☐	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 6 3 4 3 7 2

02AV4B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DOUGLAS EMMETT, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DOUGLAS EMMETT, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2016

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2016, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Douglas Emmett, Inc. to be held on June 2, 2016 at 9:00 a.m. local time, at Suite 200, 808 Wilshire Blvd., Santa Monica, California 90401 and at any and all adjournments thereof, and in the manner designated thereon, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2016, FOR APPROVAL OF THE DOUGLAS EMMETT, INC. 2016 OMNIBUS STOCK INCENTIVE PLAN, FOR A NON-BINDING VOTE ON EXECUTIVE COMPENSATION, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE